UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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Securities Exchange Act of 1934

(Amendment No. )

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Commonwealth Edison Company

(Name of Registrant As Specified In Its Charter)

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Notice of Action by Written Consent of Majority Shareholder

In Lieu of a Meeting of Stockholders to Elect Directors

and Information Statement

April 28, 2017

To the Stockholders of Commonwealth Edison Company:

Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the “Act”), that on or about June 12, 2017, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following directors: James W. Compton, Christopher M. Crane, A. Steven Crown, Nicholas DeBenedictis, Peter Fazio, Michael Moskow, Denis O’Brien, Anne Pramaggiore, and Jesse H. Ruiz.

In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.

Very truly yours,

Bruce G. Wilson

Corporate Secretary

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INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being provided to you in connection with the action by written consent of the majority stockholder of Commonwealth Edison Company (“ComEd” or the “Company”) to be taken on or about June 12, 2017.

ComEd is an indirect majority-owned subsidiary of Exelon Corporation (“Exelon”). As of March 31, 2017, ComEd had outstanding 127,017,158 shares of Common Stock, $12.50 par value (the “ComEd Common Stock”), 127,002,904, or over 99%, of which are owned by Exelon Energy Delivery Company, a wholly-owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for director named under “Election of Directors” below. Consequently, the election of these directors is expected to be approved.

Exelon is a utility services holding company engaged in the energy delivery business through its subsidiaries, ComEd in northern Illinois, Baltimore Gas and Electric Company (“BGE”) in Baltimore and central Maryland, PECO Energy Company (“PECO”) in Philadelphia and southeastern Pennsylvania, Atlantic City Electric Company in southern New Jersey, Delmarva Power & Light Company in Delaware and Maryland, and Potomac Electric Power Company in the District of Columbia and Maryland. Through its subsidiary, Exelon Generation Company, Exelon is also engaged in the generation, physical delivery and marketing of power across multiple regions, including renewable energy and other energy related products and services.

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Composition of the Board

ComEd is a controlled subsidiary of Exelon and does not have a separate nominating committee. Instead, those functions are fulfilled by the corporate governance committee of the Exelon board of directors. Because ComEd is a controlled subsidiary of Exelon, there is no policy with regard to the consideration of any director candidates recommended by ComEd shareholders other than Exelon.

The board of directors of ComEd consists of nine members. All directors are being elected because they have been previously elected or appointed by the board of directors on the recommendation of the corporate governance committee of Exelon.

ComEd’s Bylaws and Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, ComEd or any other Exelon affiliate. Five of the directors are “independent” directors under this standard. The current membership of the ComEd board represents a range of backgrounds and experience and diversity. The board consists of nine directors who range in age from 52 to 79, with an average age of 66.2 and a median age of 65.

The directors have a wide diversity of experience that fills the needs of the board. Three directors are current or former CEOs of corporations. Two have served in government. Two have experience in banking. Individual directors have expertise in utility matters and law. Three of the directors have operational responsibility for Exelon or ComEd. All but two of the directors live or have lived in ComEd’s service territory and have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers.

Biographical information about each of the directors follows.

Election of Directors

The persons listed below, each of whom is a current member of the board, will be elected as director to serve until their successors are elected.

James Compton, Age 79. Mr. Compton has served as a director of ComEd since 2006. Mr. Compton served as the President and Chief Executive Officer of the Chicago Urban League from 1978 through 2006. He also served as the President and Chief Executive Officer of the Chicago Urban League Development Corporation from 1980 through 2006. Mr. Compton also serves on the Board of Trustees of Ariel Investment Trust. Mr. Compton has extensive knowledge of ComEd and its business, having previously served as a director of ComEd from 1989 through 2000 and having served as a director of a community-based bank. In addition, Mr. Compton is very familiar with ComEd’s customers and as an African-American man contributes to ComEd’s outreach to diverse groups in Chicago.

Christopher M. Crane, Age 58. Mr. Crane has served as a director and the chair of the ComEd board since 2012. Mr. Crane is President and Chief Executive Officer of Exelon Corporation since March 2012. Previously, he served as President and Chief Operating Officer, Exelon and Exelon Generation from 2008 to 2012. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of activities including major acquisitions, transmission strategy, cost management initiatives, major capital programs, generation asset optimization and generation development. Mr. Crane is one of the leading executives in the electric utility and power industries. He is a member of the executive committee of the Edison Electric Institute and the board of directors of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. He is vice chairman of the Nuclear Energy Institute, the nation’s nuclear industry trade association, where he has also served as chairman of the New Plant Oversight Committee and as a member of the Nuclear Strategic Issues Advisory Committee, the Nuclear Fuel Supply Committee and the Materials Initiative Group. Mr. Crane served as a director of Aleris International Inc. from 2010 through 2013 (manufacture and sale of aluminum rolled and extruded products), where he served on the compensation committee and as the chair of the nominating and corporate governance committee. Mr. Crane also serves as chair of the boards of directors of Exelon subsidiaries BGE, PECO and Pepco Holdings LLC.

A. Steven Crown, Age 65, has served as a director since 2011. He is a general partner of Henry Crown and Company, and has served in such capacity for more than five years. Henry Crown and Company is a private investment group that manages investments in banking, transportation, oil and gas, manufacturing, resort properties and other industries. Mr. Crown has extensive knowledge of the Chicago economy and his experience contributes to his effectiveness as a member of the ComEd board.

Nicholas DeBenedictis, Age 71, has served as a director of ComEd since 2013 and a director of Exelon since 2002. Mr. DeBenedictis serves on the Exelon corporate governance, finance and risk, and generation oversight committees. Mr. DeBenedictis is the chairman of Aqua America, Inc. a water utility with operations in 10 states. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government, as Secretary of the Pennsylvania Department of Environmental Resources and as Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency. Mr. DeBenedictis has been a director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995, where he has served on the audit, compensation & finance, and nominating and corporate governance committees, and a director of MISTRAS Group (non-destructive testing) since October 2015, where he serves on the Audit Committee. As a former CEO of a public company, Mr. DeBenedictis has experience in dealing with many of the same development, land use and utility regulatory issues that affect ComEd. His experience with environmental regulation also contributes to his service to the ComEd board.

Peter Fazio, Age 77. Mr. Fazio has been a director of ComEd since 2007. Mr. Fazio is a partner of the law firm of Schiff Hardin, LLP and served as past chairman, Executive Committee member and managing partner of Schiff Hardin. In addition to his general legal expertise, Mr. Fazio previously served as general counsel of another electric and gas utility and brings to the ComEd board knowledge of utility regulatory and legal issues.

Michael Moskow, Age 79. Mr. Moskow has served as a director of ComEd since 2008. Mr. Moskow is the Vice Chair and a Distinguished Fellow at the Chicago Council on Global Affairs. He served as president and chief executive officer of the Federal Reserve Bank of Chicago from 1994 to 2007. He is a director of Discover Financial Services, Northern Trust Mutual Funds and Taylor Capital Group and served as a director of Diamond Technology from 2008 through 2011. Mr. Moskow is a recognized leader in the Chicago business community with knowledge of the economy of the Midwestern United States and the northern Illinois communities that ComEd serves.

Denis O’Brien, Age 57. Mr. O’Brien has served as a director and vice chair of the ComEd board since 2012. As the chief executive officer of Exelon Utilities, Mr. O’Brien oversees the utility businesses of Exelon at ComEd, BGE, PECO, and PHI. Mr. O’Brien is also a senior executive vice president of Exelon. Previously, Mr. O’Brien served as executive vice president of Exelon and chief executive officer of Philadelphia-based PECO, Pennsylvania’s largest electric and natural gas utility.

Anne Pramaggiore, Age 58. Ms. Pramaggiore has served as a director of ComEd since 2012. In February 2012, Ms. Pramaggiore became the president and chief executive officer of ComEd. Prior to her appointment, Ms. Pramaggiore served as president and chief operating officer of ComEd from 2009 through 2012, where she was responsible for overseeing the day-to-day operations of ComEd. Before being named as president and chief operating officer, Ms. Pramaggiore served as executive vice president of Customer Operations, Regulatory and External Affairs. Ms. Pramaggiore also serves as a board member of the Chicago Federal Reserve Board and Motorola Solutions, Inc., and several civic and community organizations.

Jesse Ruiz, Age 52. Mr. Ruiz has served as a director of ComEd since 2006. He is a corporate and securities partner at the law firm of Drinker Biddle & Reath, LLP and serves as the Vice President of the Chicago Board of Education. Mr. Ruiz is also the former chairman of the Illinois State Board of Education. Mr. Ruiz’s legal and government experience in the state and city where ComEd conducts its business has enabled him to contribute to the ComEd board on multiple levels. Mr. Ruiz also contributes to ComEd’s outreach to diverse groups.

ComEd Governance

Independence Standards

As noted above, ComEd’s Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, BGE, PECO or any other Exelon affiliate. Messrs. Compton, Crown, Fazio, Moskow and Ruiz are independent directors under this standard. The Corporate Governance Principles further require that the independent director or directors approve certain actions, including the declaration of dividends, the purchase of electric energy and seeking protection from creditors under bankruptcy or related laws.

Board Leadership Structure

Christopher M. Crane, the chief executive officer of Exelon, serves as chair of the ComEd board of directors. Denis P. O’Brien serves as the chief executive officer of Exelon Utilities, a senior executive vice president of Exelon, and the vice chair of the ComEd board. Because ComEd is a controlled subsidiary of Exelon, the ComEd board of directors has not seen any need to adopt a policy with respect to whether or not the positions of chair of the ComEd board of directors and chief executive officer should be held by the same person.

Attendance at Meetings

During 2016, ComEd’s board of directors held four meetings. In 2017, the ComEd board has held one meeting to date. The directors had an average attendance of 100 percent for all board meetings in 2016.

Board Committees

ComEd is a controlled subsidiary of Exelon and does not have separate audit, nominating and compensation committees. Instead, those functions are fulfilled by the audit, corporate governance and compensation committees of the Exelon board of directors. The ComEd board established an executive committee in January 2014 that meets only as needed. The executive committee is authorized to act when it is not convenient to call a meeting of the full ComEd board. The members of the executive committee are Ms. Pramaggiore and Messrs. Crane, O’Brien and Fazio.

Board Oversight of Risk

As a controlled company, ComEd’s risk is managed by its board of directors in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon and ComEd operate in a market and regulatory environment that involves significant risks, many of which are beyond our control. Exelon has a risk management group consisting of a Chief Enterprise Risk Officer, a Chief Commercial Risk Officer, a Chief Credit Officer and a full-time staff of 130. The risk management group draws upon other company personnel for additional support on various matters related to the identification, assessment and management of enterprise risks. Exelon also has a Risk Management Committee comprising company officers who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. Management of Exelon regularly meets with the Chief Enterprise Risk Officer and the Risk Management Committee to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Enterprise Risk Officer and the risk management group perform an annual assessment of enterprise risks, drawing upon resources throughout the company for an assessment of the probability and severity of the identified risks. The Chief Enterprise Risk Officer and senior executives of Exelon discuss those risks with the board’s finance and risk committee as well as the audit committee and, when appropriate, the BGE, ComEd, PECO and PHI boards of directors. In addition, the Exelon board’s generation oversight committee evaluates risks related to the company’s generation business. The committees of the Exelon board regularly report to the full board on the committees’ discussions of enterprise risks. In addition, the Exelon board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities and business strategies.

Board/Committee/Director Evaluation and Director Education

The ComEd board does not have a separate process for board, committee or director evaluation. Because ComEd is a controlled subsidiary, the ComEd board is evaluated by the Exelon corporate governance committee.

The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. New directors receive materials about ComEd, the board and board policies and operations and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs.

Continuing director education is provided during portions of regular board meetings and focuses on the topics necessary to enable the board to consider effectively issues before them at that time (such as new regulatory standards). The education sometimes takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The company pays the cost for any director to attend outside director education seminars on topics relevant to their service as directors.

Independent Auditor

ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead the Exelon audit committee fulfills that function for ComEd. In July 2002, the Exelon audit committee adopted a policy for pre-approval of services to be performed by the independent auditor. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider include services that do not impair the auditor’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, the issuance of comfort letters and consents in relation to financings, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chair to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent auditor. None of the services provided by the independent auditor was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

In 2016 the audit committee reviewed the PricewaterhouseCoopers 2016 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

The following table presents the fees (in thousands of dollars) for professional services rendered by PricewaterhouseCoopers LLP for the audit of ComEd’s annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended Dec. 31, 2016	Year Ended Dec. 31, 2015
Audit Fees	2,094	1,805
Audit-Related Fees	44	66
Tax Fees	14	8
All Other Fees	259	2

Total	2,411	1,881

Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.

Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statue or regulation.

Tax fees consist of tax compliance, tax planning, and tax advice and consulting services including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All other fees reflect work performed primarily in connection with research and audit software licenses.

Report of the Exelon Audit Committee

The audit committee’s primary responsibility is to assist the board of directors in fulfilling its responsibility to oversee and review the quality and integrity of the company’s financial statements and internal controls over financial reporting, the independent auditor’s qualifications and independence, and the performance of the company’s internal audit function and of its independent auditor.

The audit committee is comprised entirely of independent directors and is governed by a board-approved, written charter stating its responsibilities. The charter is reviewed annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback. The audit committee charter was last amended on January 31, 2017, and is available on the Exelon website at www.exeloncorp.com on the Governance page under the Investors tab, and is available in print to any shareholder who requests a copy from Exelon’s corporate secretary as described on page 10 of this proxy statement.

The audit committee satisfies the independence, financial experience and other qualification requirements of the New York Stock Exchange (NYSE) and applicable securities laws and regulations. The board of directors has determined that each of the members of the audit committee is an “audit committee financial expert” for purposes of the SEC’s rules and also that each of the members of the audit committee is independent as defined by the rules of the NYSE and Exelon’s Corporate Governance Principles.

Under its charter, the audit committee’s principal duties include:

●	Having sole authority to appoint, retain, or replace the independent auditor, subject to shareholder ratification, and to oversee the independence, compensation and performance of the independent auditor;

●	Reviewing financial reporting and accounting policies and practices;

●	Overseeing the work of the internal auditor and reviewing internal controls;

●	With the advice and assistance of the finance and risk committee, reviewing in a general manner the processes by which Exelon assesses and manages enterprise risk; and

●	Reviewing policies and procedures with respect to internal audits of officers’ and directors’ expenses, compliance with Exelon’s Code of Business Conduct, and the receipt and response to complaints regarding accounting, internal controls or auditing matters.

Each member of the audit committee also serves on the finance and risk committee. On occasion, the audit and finance and risk committees have met jointly to review areas of mutual interest between the two committees.

The audit committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent auditor, the internal auditors, and the chief legal officer.

The audit committee met seven times in 2016, fulfilling its duties and responsibilities as outlined in its charter, as well as receiving periodic updates on the company’s financial performance and strategic initiatives, as well as other matters germane to its responsibilities.

Management has primary responsibility for preparing the company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the company’s independent auditor, is responsible for auditing those financial statements and expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.

In this context, the audit committee has reviewed and discussed with management and PwC the company’s audited financial statements contained in the 2016 Annual Report on SEC Form 10-K, including the critical accounting policies applied by the company in the preparation of these financial statements. The audit committee discussed with PwC the requirements of the Public Company Accounting Oversight Board (PCAOB), and had the opportunity to ask PwC questions relating to such matters. These discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

At each of its meetings in 2016, the audit committee met with the company’s chief financial officer and other senior members of the company’s financial management. The audit committee reviewed with PwC and the company’s internal auditor the overall scope and plans for their respective audits in 2016. The audit committee also received regular updates from the company’s internal auditor on internal controls and business risks and from the company’s general counsel on compliance and ethics issues.

The audit committee met with the internal auditor and PwC, with and without management present, to discuss their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting. The audit committee also met with the company’s general counsel and deputy general counsel, with and without management present, to review and discuss compliance and ethics matters, including compliance with the company’s Code of Business Conduct.

On an ongoing basis, the audit committee considers the independence, qualifications, compensation and performance of PwC. Such consideration includes reviewing the written disclosures and the letter provided by PwC in accordance with applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and discussing with PwC their independence.

The audit committee is responsible for the approval of audit fees, and the committee reviewed and pre-approved all fees paid to PwC in 2016. The audit committee has adopted a policy for pre-approval of services to be performed by the independent auditor. Further information on this policy and on the fees paid to PwC in 2016 and 2015 can be found in the section of this proxy statement titled “Ratification of PriceWaterhouseCoopers LLP as Exelon’s Independent Auditor for 2017.” The audit committee periodically reviews the level of fees approved for payment to PwC and the pre-approved non-audit services PwC has provided to the company to ensure their compatibility with independence. The audit committee also monitors the company’s hiring of former employees of PwC.

The audit committee monitors the performance of PwC’s lead partner responsible for the audit, oversees the required rotation of PwC’s lead audit partner and, through the audit committee chair, reviews and approves the selection of the lead audit partner. In addition, to help ensure auditor independence, the audit committee periodically considers whether there should be a rotation of the independent auditor.

PwC has served as the company’s independent auditor since the company’s formation in 2000. As in prior years, the audit committee and management have engaged in a review of PwC in connection with the audit committee’s consideration of whether to recommend that shareholders ratify the selection of PwC as the company’s independent auditor for 2017. In that review, the audit committee considered both the continued independence of PwC and whether retaining PwC is in the best interests of the company and its shareholders. In addition to independence, other factors considered by the audit committee included:

●	PwC’s historical and recent overall performance on the audit, including the quality of the audit committee’s ongoing discussions with PwC;
●	PwC’s expertise and capability in handling the accounting, internal control, process and system risks and practices present in the company’s utility and energy generation businesses, including relative to the corresponding expertise and capabilities of other audit firms; the quality, quantity and geographic location of PwC staff, and PwC’s ability to provide responsive service;
●	PwC’s tenure as the company’s independent auditor and its familiarity with the company’s operations and businesses, accounting policies and practices and internal control over financial reporting;
●	the significant time commitment required to onboard and educate a new audit firm that could distract management’s focus on financial reporting and internal control;
●	the appropriateness of PwC’s fees, relative to the company’s financial statement risk and the size and complexity of its business and related internal control environment, and compared to fees incurred by peer companies;
●	an assessment of PwC’s identification of its known significant legal risks and proceedings that may impair PwC’s ability to perform the audit; and
●	external information on audit quality and performance, including recent PCAOB reports on PwC and its peer firms.

The audit committee has concluded that PwC is independent from the company and its management, and has retained PwC as the company’s independent auditor for 2017. The audit committee and the board believe that the continued retention of PwC is in the best interests of the company and its shareholders and have recommended that shareholders ratify the appointment of PwC as the company’s independent auditor for 2017.

In addition, in reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

February 7, 2017 THE AUDIT COMMITTEE
Anthony K. Anderson, Chair Ann C. Berzin Paul L. Joskow	Richard W. Mies Stephen D. Steinour

 Related Person Transactions

Exelon has a written policy for the review and approval or the ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariffed rates from Exelon or any of its subsidiaries by an entity affiliated with a director or officer of Exelon. The retail purchase of electricity or gas from ACE, BGE, ComEd, DPL, PECO or Pepco at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Charitable Contribution Guidelines are deemed approved or ratified under the Related Persons Transaction policy and do not require separate consideration and ratification.

As required by the policy, the board reviewed all commercial, charitable, civic and other relationships with Exelon in 2016 that were disclosed by directors and executive officers of Exelon, ACE, BGE, ComEd, DPL, PECO and Pepco, and by executive officers of Exelon Generation that required separate consideration and ratification. The Office of Corporate Governance collected information about each of these transactions, including the related persons and entities involved and the dollar amounts either paid by or received by Exelon. The Office of Corporate Governance also conducted additional due diligence, where required to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.

The corporate governance committee and the board reviewed the analysis prepared by the Office of Corporate Governance, which identified those related person transactions which required ratification or approval, under the terms of the policy, or disclosure under the SEC regulations. The corporate governance committee and the board considered the facts and circumstances of each of these related person transactions, including the amounts involved, the nature of the director’s or officer’s relationship with the other party to the transaction, whether the transaction was competitively bid and whether the price was fixed or determined by a tariffed rate.

The committee recommended that the board ratify all of the transactions. On the basis of the committee’s recommendation, the board did so. Several transactions were ratified because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some of these transactions, the value or cost of the transaction was very small, and the board considered the de minimis nature of the transaction as further reason for ratifying it. The board approved and ratified other transactions that were the result of a competitive bidding process, and therefore were considered fairly priced, or arms-length, regardless of any relationship. The remaining transactions were approved by the board, even though the director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under tariffed rates or the price and terms were determined as a result of a competitive bidding process. Only two of the related person transactions are required to be disclosed in this Information Statement.

Drinker Biddle & Reath LLP provided legal services to Exelon and ComEd during 2016. Mr. Ruiz, a member of the ComEd board of directors, is a partner of Drinker Biddle & Reath LLP. Mr. Ruiz does not provide any services to Exelon or ComEd and is not compensated for the services provided by Drinker Biddle & Reath LLP.

Sidley Austin LLP provided legal services to Exelon and ComEd during 2016. The spouse of Mr. Ruiz, a member of the ComEd board of directors, is a partner of Sidley Austin LLP.

Process for Stockholder Communications with the Board

Stockholders and other interested persons can communicate with the directors by writing to them, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The Corporate Secretary will review communications initially and transmit a summary to the directors and will exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. The Corporate Secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442). You may also report an ethics concern via the Internet at EthicsOffice@ExelonCorp.com. These processes may also be used to communicate with the ComEd board of directors or to report ethics concerns relating to ComEd.

Availability of Corporate Documents

The Exelon Code of Business Conduct, which is the code of conduct applicable to ComEd, is available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, Exelon’s Compensation Consultant Independence Policy and all of Exelon’s and ComEd’s filings submitted to the SEC are available on the website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this information statement.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Executive Compensation

The compensation of ComEd’s named executive officers is set under the direction of the compensation and leadership development committee of the board of directors of Exelon, generally consistent with Exelon’s overall compensation and benefits programs and policies, and is subject to review by the ComEd board of directors. A notable difference is that the annual incentive program for ComEd does not include a goal based on Exelon’s operating earnings. The compensation discussion and analysis and compensation disclosure that follows is adapted from the compensation discussion and analysis and compensation disclosure that was included in the 2017 proxy statement for Exelon and includes the information pertaining to ComEd executive compensation. The compensation and leadership development committee of Exelon provided a report on the compensation discussion and analysis that was included in the proxy statement for Exelon’s 2017 annual meeting and is presented below just before Compensation Discussion and Analysis.

Executive officers may be involved in evaluation of the performance and development of initial recommendations with respect to compensation adjustments; however, the Exelon compensation and leadership development committee makes the determinations with respect to compensation programs and adjustments. The Exelon chairman and the Exelon CEO are considered invited guests and are welcome to attend the meetings of the compensation and leadership development committee. The chairman and the CEO cannot call meetings of the compensation and leadership development committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s and ComEd’s business plan. The compensation and leadership development committee reviews the recommendations and establishes the final goals. The compensation and leadership development committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s incentive payouts, and if so, the amount of the multiplier. Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The Exelon CEO reviews all of the recommendations of the executive officers before they are presented to the compensation and leadership development committee. The human resources function provides to the compensation and leadership development committee data showing the history of the compensation of the executive officers and data that analyzes the cost of a range of several alternatives for changes to the compensation of the executive officers.

The compensation and leadership development committee has delegated to the Exelon CEO the authority to make off-cycle awards to employees who are not subject to the limitations of Section 162(m), are not executive officers for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and are not executive vice presidents or higher officers of Exelon, provided that such authority is limited to making grants of up to 600,000 shares in the aggregate, and 20,000 shares per recipient in any year. The compensation and leadership development committee reviews and ratifies these grants.

Compensation Consultant

Pursuant to the compensation and leadership development committee’s charter, the committee is authorized to retain and terminate, without board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the committee deems appropriate. The committee has the sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to the company. The chair of the compensation and leadership development committee reviews, negotiates and executes an engagement letter with the compensation consultant. The compensation consultant directly reports to the committee.

The compensation and leadership development committee engaged Semler Brossy Consulting Group, LLC as its consultant through October 2016. In the summer and fall of 2016, the committee reviewed this relationship and determined to engage Meridian Compensation Partners, LLC as its consultant after conducting a request for proposal process involving seven compensation consulting firms. The committee determined that Meridian offered a strong and responsive team and would provide reliable and cost-competitive advice through experience, research and benchmarking. In reviewing the engagement in October 2016, the committee considered the following factors in determining that Meridian is an independent consultant and does not have any conflicts of interest:

•	Meridian performs no other services for the company or its affiliates and received no other fees from the company;

•	the firm has formal written policies designed to prevent conflicts of interest; and

•	there were no relationships of the firm and its consultants and Exelon and its officers, directors or affiliates.

As part of its ongoing services to the compensation and leadership development committee, the compensation consultant supports the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information regarding market trends and competitive compensation programs and strategies. In supporting the committee, the compensation consultant does the following:

•	Prepares market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

•	Provides the committee with an independent assessment of management recommendations for changes in the compensation structure;

•	Works with management to ensure that the company’s executive compensation programs are designed and administered consistent with the committee’s requirements; and

•	Provides ad hoc support to the committee, including discussing executive compensation and related corporate governance trends.

Exelon’s human resources staff and senior management use the data provided by the compensation consultant to prepare documents for use by the compensation and leadership development committee in preparing their recommendations to the full board of directors or, in the case of the CEO, the independent directors, on compensation for the senior executives. In addition to its general responsibilities, the compensation consultant attends the compensation and leadership development committee’s meetings, if requested. The committee, or Exelon’s management on behalf of the committee, may also ask the compensation consultant to perform other executive and non-executive compensation-related projects. The committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.

The committee has a formal compensation consultant independence policy that codifies its past practices. The compensation consultant independence policy is available on the Exelon website at www.exeloncorp.com, on the Governance page under the Investors tab. The purpose of the policy is to ensure that the advisers or consultants retained by the committee are independent of the company and its management, as determined by the committee using its reasonable business judgment. The committee considers all facts and circumstances it deems relevant, such as the nature of any relationship between a compensation consultant, the compensation consultant’s firm, and the company and the nature of any services provided by the compensation consultant’s firm to the company that are unrelated to the compensation consultant’s work for the committee. Under the policy, a compensation consultant shall not be considered independent if the compensation consultant or the compensation consultant’s firm receives more than 1% of its annual gross revenues for services provided to the company. Under the policy, the compensation consultant reports directly to the chair of the compensation and leadership development committee, and the committee approves the aggregate amount of fees to be paid to the consultant or the compensation consultant’s firm. The policy requires that the compensation consultant and any associates providing services to the compensation and leadership development committee have no direct involvement with any other aspects of the compensation consultant’s firm’s relationship with Exelon (other than any director compensation services that may be performed for the corporate governance committee), and that no element of the compensation consultant’s compensation may be based on any consideration of the revenues for other services that the firm may provide to Exelon. For 2016, no fees were paid to Semler Brossy or Meridian for additional services beyond their work as consultants to the compensation and leadership development committee or, in the case of Semler Brossy, their work in preparing a director compensation study for the corporate governance committee.

Compensation Committee Interlocks and Insider Participation

During 2016 no officers or employees or former officers of ComEd participated in deliberations of the ComEd board concerning executive officer compensation except Messrs. Crane and O’Brien and Ms. Pramaggiore. Ms. Pramaggiore was involved in deliberations concerning the compensation of ComEd executive officers other than herself.

Report of the Exelon Compensation and Leadership Development Committee

The compensation & leadership development committee (the compensation committee) is accountable for ensuring that the decisions we make about executive compensation are in the best long-term interests of shareholders. We accomplish this objective by having robust executive compensation principles and incorporating feedback from our shareholders. In 2016, we were disappointed with the say-on-pay vote outcome. The compensation committee took action by soliciting feedback from shareholders and redesigning the incentive plans to address shareholders’ concerns and to better align the programs with the company’s strategy. A full discussion of these changes is included within the section “2016 Say-on-Pay Vote Outcome and Shareholder Engagement.”

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the 2017 Proxy Statement.

The compensation committee is composed solely of independent directors. Effective April 26, 2016, Yves C. de Balmann replaced John A. Canning Jr. as the Chair.

March 6, 2017

THE COMPENSATION & LEADERSHIP DEVELOPMENT COMMITTEE
Yves C. de Balmann, Chair
Robert J. Lawless
Linda P. Jojo

Compensation Discussion & Analysis

Key Take-Aways for 2016

We took considerable actions this year on our executive compensation program in response to Exelon’s failed 2016 say-on-pay vote. These actions were in direct response to shareholder feedback received in meetings and calls conducted by the chair of the compensation committee and management beginning in June 2016.

Strong Company Performance

●	Customers
○	Record reliability for a fifth straight year
○	Best-on-record service level
○	Became the first utility in the country to offer outage reporting via Twitter
○	Launched the ComEd Marketplace
○	Created the Powering Lives Network online
○	Record customer satisfaction
●	Capital
○	Continued our on-time, on budget implementation of the Energy Infrastructure Modernization Act (EIMA)
○	Opened our new Chicago Training Center
○	Supported the passing of the Future Energy Jobs Act into law

Rapid Response to Failed 2016 Say-on-Pay Vote

●	Reached out to shareholders holding approximately 50% of Exelon shares
●	Immediately addressed the major shareholder concerns by modifying the Annual and Long-Term incentive programs
●	Changes included:
○	Moved PShares goal measurement period from annual to 3-year
○	Changed PShare goals to align better with Exelon’s value proposition and strategic initiatives
○	Removed individual performance multipliers from all incentive programs for Ms. Pramaggiore
○	Strengthened the TSR modifier
○	Capped incentive payouts if TSR is negative
○	Removed all legacy change in control tax gross-ups

Goal Rigor

●	2016 Exelon operating Non-GAAP EPS target was set 5 cents above 2015 actual performance
●	2017 Exelon operating Non-GAAP EPS target has been set at a meaningful level above the 2016 actual results (which included the impact of approximately 10 cents of favorable load, primarily driven by weather), and reflects significant stretch compared to internal budgeting and Wall Street guidance

Introduction to ComEd’s Executive Compensation Program

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders by delivering on objectives that support the company’s long-term strategic plan. The executive compensation program is constructed to attract, motivate and retain the high quality leaders that are necessary to manage a company of ComEd’s size and complexity.

In designing the company’s executive compensation program, the compensation committee strives to align the incentives of our NEOs with the interests of our shareholders by using metrics and challenging goals that tie directly to the company’s strategy. This includes the use of risk-mitigating design features to discourage our executives and employees from taking excessive risks to drive short-term benefits that may not be in the long-term interests of the company and our shareholders. We believe consistent execution of our strategy over multi-year periods will drive long-term value creation.

This Compensation Discussion and Analysis (CD&A) discusses ComEd’s 2016 executive compensation program. The program covers compensation for our Named Executive Officers (NEOs):

ComEd’s Named Executive Officers
Anne R. Pramaggiore President and Chief Executive Officer, ComEd
Joseph R. Trpik, Jr. Senior Vice President, Chief Financial Officer and Treasurer, ComEd
Terence R. Donnelly Executive Vice President and Chief Operating Officer, ComEd
Fidel Marquez, Jr. Senior Vice President, Governmental and External Affairs, ComEd
Thomas S. O’Neill Senior Vice President, Regulatory and Energy Policy and General Counsel, ComEd
John T. Anthony* Senior Vice President, Distribution Operations, ComEd

*On March 24, 2016, Mr. Anthony left ComEd and was promoted to Senior Vice President & Chief Operating Officer, Pepco Holdings as part of the completion of Exelon’s Pepco Holdings acquisition. Accounting for his total compensation for 2016, he appears in the list of ComEd’s Named Executive Officers.

Section I: Executive Summary

Business and Strategy Overview, Value Proposition and Performance Highlights

ComEd’s Business Overview

Commonwealth Edison, better known as ComEd, is one of the largest electric utility companies in the nation, responsible for delivering safe and reliable power to 3.8 million homes and businesses across northern Illinois. The company manages a network of 90,000 miles of power lines, 1.3 million poles and 1,300 substations that make up the electrical infrastructure of the nation’s third largest metropolitan region. ComEd has a dedicated workforce of more than 6,000 employees.

ComEd’s service territory borders Iroquois County to the south (roughly Interstate 80), the Wisconsin border to the north, the Iowa border to the west and the Indiana border to the east.

ComEd’s Values

We are dedicated to safety.

We actively pursue excellence.

We innovate to better serve our customers.

We act with integrity and are accountable to our communities and the environment.

We succeed as an inclusive and diverse team.

2016 ComEd Performance Highlights

Customers

We had record reliability for a fifth straight year with a 37 percent decrease in the number of storm outages. We achieved a best-on-record service level of 93.5 percent and helped customers surpass the $2 billion in energy savings mark with our energy efficiency programs.

We became the first utility in the country to offer outage reporting via Twitter, giving customers greater choice and control. We launched the ComEd Marketplace, through which customers can purchase goods and apply for rebates online. We began piloting Personal Reliability Reports, giving customers detailed information about their outage history and what we’re doing to improve it. And we created the Powering Lives Network online to tell the ComEd story directly and more interestingly to our customers.

All this helped produce record customer satisfaction, as highlighted by our highest scores ever and recognition by JD Power (Most Improved Large Utility in the nation over the last five years) and Market Strategies International (Brand of the Year, Most Improved Electric Utility in 2016, and Residential Customer Champion).

Capital

We continued our on-time, on budget implementation of the Smart Grid Law. ComEd is nearing the finish line to complete the smart grid work from the Energy Infrastructure Modernization Act (EIMA) enacted in 2011. As of the end of 2016, 89 percent of the smart grid work had been completed, including the following:

●	Installed more than 1,100,000 smart meters on the system in 2016
●	Renewed approximately 4,000 miles of underground cable
●	Refurbished 27,400 manholes
●	Installed more than 2,600 smart switches
●	Replaced or reinforced more than 20,000 distribution wood poles
●	Inspected and treated more than 700,000 wood poles
●	Completed eight smart substations
●	Built the Chicago and Rockford Training Centers
●	Completed more than 800 storm hardening and grid resiliency projects, such as adding 188 miles of tree-resistant cables to vulnerable areas

We executed those programs in a way that benefits small and diverse businesses in our communities, achieving a best diverse supply chain spend of 32.8 percent and opening our new Chicago Training Center, of which more than 90 percent of the construction work was built by diverse firms.

On December 7, 2016, Governor Bruce Rauner signed the Future Energy Jobs Act into law. Illinois is set to become a national leader in clean energy and energy efficiency and is poised to create thousands of clean jobs – all while immediately retaining 4,200 jobs at the state’s zero-carbon nuclear plants and avoiding the higher bills that would have resulted from those plants’ early closure. For ComEd, the legislation is an important step on our journey toward becoming a utility of the future, a next generation energy company that provides customers with new kinds of services and value. The new law allows ComEd to earn on energy efficiency, helping change our business model to align with our customers’ desire for a clean, lean energy future. The law also extends our formula ratemaking model through 2022 and positions ComEd to be supportive of community solar, new low-income job training programs, and continued CARE programs.

Exelon’s Business Overview

Exelon is composed of two primary businesses.

●	Regulated Utilities: We have regulated operations that consist of six regulated utility subsidiaries, and serve approximately 10 million electricity and gas customers, more than any other company in the industry. In March 2016, we closed the $6.8 billion acquisition of PHI, which increased our investment in regulated assets consistent with our long-term strategy.
●	Electric Generation: We also operate a generation business that comprises the largest competitive electric generation businesses in the country and largest competitive retail supply business serving wholesale, commercial, and industrial customers. More than 90% of our power production is carbon free, and we are the best-in-class operator in terms of outage days and operating costs.

Exelon’s Financial Strategy Overview

Exelon’s financial strategy centers on employing our competitive integrated business model to deliver stable growth, sustainable earnings and an attractive dividend.

●	Stable, Visible Growth: We focus our growth capital expenditures toward regulated utility and long-term contracted assets that drive better than peer growth with high level of earnings visibility.
●	Redeploying Cash Flows: We are redeploying the significant free cash flow from our competitive generation business to fund both outsized regulated utility growth and reduce outstanding debt at Exelon Generation.
●	Attractive Dividend: We are committed to providing a robust and growing dividend, including 2.5% annual growth through 2018.

Exelon’s Value Proposition and Strategic Initiatives

The value proposition that we articulate for shareholders provides more granular insight into our long-term goals and the path to achieving them. We focus on five key strategic initiatives that will continue to drive strong operating and financial performance.

●	Regulated Utility Growth
○	Utility earnings per share rising 7-9% annually from 2016-2020 driven by rate base growth of 6.1% and improving return on equity (ROE) at the recently acquired PHI
○	This portion of our business will represent an expanding majority of earnings
●	Exelon Generation (ExGen)
○	ExGen’s strong free cash generation will support utility growth while also reducing debt by approximately $3 billion over the next 5 years
●	Optimizing ExGen’s Value
○	Seeking fair compensation for the zero-carbon attributes of our fleet
○	Closing uneconomic plants
○	Monetizing assets
○	Maximizing the value of the fleet through our generation to load matching strategy
●	Strong Balance Sheet
○	Strong balance sheet is a priority with all businesses comfortably meeting investment grade credit metrics through the 2021 planning horizon
●	Capital Allocation Priorities
○	Organic utility growth
○	Return of capital to shareholders with 2.5% annual dividend growth through 2018

○	Debt reduction
○	Modest contracted generation investments

2016 Say On Pay Vote Outcome and Shareholder Engagement

The compensation committee regularly reviews executive compensation. However, in response to the company’s 2016 advisory vote on executive compensation, which received only 38% support from shareholders, the compensation committee and management undertook an enhanced engagement program to solicit feedback from shareholders. As part of this process, Exelon contacted nearly 50% of our shareholder base and met with shareholders accounting for approximately 45% of Exelon’s shares outstanding.

Mr. Yves de Balmann, the new chairman of the compensation committee as of April 2016, led meetings and calls with shareholders accounting for approximately 45% of Exelon’s shares outstanding. The compensation committee considered the shareholder feedback from these engagement meetings and implemented a number of changes that were responsive to this feedback.

The breadth of the company’s outreach program enabled the compensation committee to speak with and consider feedback from a significant cross-section of Exelon’s shareholder base. Exelon’s engagement team met with governance professionals and portfolio managers from active funds as well as governance professionals from index funds, ranging from shareholders with positions as large as 7.6% of Exelon’s shares outstanding to those who own less than 1%.

The compensation committee took the opportunity to modify the compensation program at its July meeting in order to respond to the say-on-pay vote and implemented shareholder feedback immediately, including retroactively modifying the 2016 program in line with this feedback.

A summary of the shareholder outreach process is set forth below.

●	April 2016: In-season Investor Outreach and Annual Shareholder Meeting
○	Engaged with 40% of Exelon’s outstanding shares immediately prior to annual meeting
●	June 2016: Preliminary Off-Season Investor Outreach
○	Engaged with 30% of outstanding Exelon shares to understand investor viewpoints on potential compensation changes
●	July 2016: Compensation Committee Meeting
○	Implemented changes to 2016 program, included investor feedback received during 2016 proxy season and June investor outreach
●	September/October 2016: Additional Investor Outreach
○	Requested meetings with investors representing more than 50% of outstanding shares to discuss changes and solicit feedback for 2017 program
●	October 2016: Compensation Committee Meeting
○	Discussed 2017 program to incorporate investor feedback received during June and September investor outreach
●	November/December 2016: Internal Analysis
○	Conducted goal rigor analysis to help inform target-setting process to ensure goals are challenging
●	January 2017: Compensation Committee Meeting
○	Determined 2016 AIP payouts and set 2017 compensation metrics and targets

A summary of the key feedback that we received from shareholders and our responses to that feedback is outlined in the tables below. The refinements made to the compensation program are broadly designed to:

●	Drive even closer alignment between executive compensation and company performance
●	Further increase the rigor of the targets used within the program
●	Enhance the link between incentive compensation and our value proposition
●	Incorporate the current perspectives of our shareholders into the compensation program

Annual Incentive Program (AIP)

Changes implemented retroactively to awards granted for 2016:

Shareholder Feedback	Response
● 2015 payout was above target when TSR lagged peers	● Future payouts capped at target if negative absolute TSR for 12 months
● Individual Performance Multiplier (IPM) is discretionary	● Eliminated the IPM component for the ComEd CEO

Long-term Performance Share Award Program (PShares)

Changes to be implemented retroactively where possible and in all future awards:

Shareholder Feedback	Response
● One-year performance periods are too short	● Moving PShare performance periods from annual to 3-year through a phased-in process (reference transition table under “2016 Long-Term Incentive Program”)
● EPS metric overlaps with AIP and operational metrics are more appropriate in AIP than PShares	● Removed EPS and operational metrics from PShares in 2016; adopted new PShares financial metrics tied to the Exelon value proposition for 2017
● IPM is discretionary	● Eliminated the IPM component starting with the 2014-2016 performance periods paid in 2017 for the ComEd CEO
● TSR modifier for PShares does not have big enough impact

●    Amended TSR modifier starting with the 2014-2016 performance periods paid in 2017

○    Moved from a stair-step approach to a point-for-point approach

○    Removed limit on TSR modifier

○    Performance compared to the UTY instead of the four-company competitive integrated peer group

○    Future payouts capped at target if negative absolute TSR for the final 12 months of the measurement period

Other Compensation Program Changes Made for 2016 and 2017

Shareholder Feedback	Response
● Concern that goal-setting process is not rigorous and goals were not challenging	● Further enhanced and clarified goal setting process as described in this and Exelon’s CD&A

January 2017 CEO Pay Determinations

In order to address shareholder concerns, the compensation committee and board were conservative in making decisions about 2016 payouts and setting 2017 pay targets despite exceptional earnings and TSR performance in 2016. In particular, the AIP award reduction specifically addresses shareholder feedback that last year’s incentive payouts were not aligned with TSR performance as discussed in the section “Total Cash Compensation (Base Salary and Annual Incentive Program).” The table below summarizes these decisions.

2016 AIP Award	Payout resulted from performance of 131.73%. The IPM was removed and no adjustments were made to the CEO’s payout.
2014-2016 PShare Payout	Three-year average performance was 117.68% with a TSR modifier of 0.64% for outperforming the UTY resulting in an overall payout of 118.43%.
2017 CEO Target Pay Setting	The compensation committee decided to grant the ComEd CEO a modest increase of 2.5% in base salary (1.3% overall in target total direct compensation).

Compensation Program is Directly Linked to Value Drivers

As a result of the modifications that we have made to the compensation program, there will be an even stronger link between our NEOs’ incentives and Exelon’s value proposition.

Strategic Business Objective	Compensation Component or Metric
● Regulated utility growth with utility EPS rising 7-9% and rate base growth of 6.1% annually from 2016-2020	● Adjusted (non-GAAP) Operating EPS ○ Performance measure for the AIP ● Utility Net Income ○ New metric for PShares granted in 2017 and later
● Strong free cash generation and maintaining a strong balance sheet will support utility growth	● Exelon FFO/Debt ○ New metric for PShares granted in 2017 and later
● Invest in utilities where we can earn an appropriate return	● Utility Return on Equity ○ New metric for PShares granted in 2017 and later
● Superior operational performance to support achievement of financial objectives	● Operational Metrics ○ Performance measures for the AIP
● Create sustainable value for shareholders by executing business strategy	● Relative TSR ○ Modifier for PShares grants

Rigorous Targets and Robust Goal-Setting Process

The compensation committee aims to set targets that are challenging and continue to motivate and retain executives, while also driving short- and long-term success. Operational metrics are typically benchmarked at the top quartile or higher as compared to industry standards and financial metrics targets have historically been based on our internal business plans and external market factors. The compensation committee attempts to select metrics that are tied directly to the company’s current operational and financial strategies and are proven measures of long-term value creation.

Target-Setting for 2017

In 2017, Exelon enhanced its target-setting process to employ a multi-layer analysis that incorporates a blend of objective and subjective business considerations and other analytical methods in order to ensure that the goal-setting process is rigorous. We have also enhanced our disclosure regarding target-setting to better demonstrate for shareholders the rigor of the decision-making process.

Factors considered in this process include:

●	Recent History: Goals should generally reflect a logical progression of results from recent past
●	Relative Performance: Performance against a relevant group of peers
●	Strategic Aspirations: Near- and intermediate-term goals should follow a trend line consistent with long-term aspirations
●	Shareholder Expectations: Goals should be aligned with externally communicated financial guidance and shareholder expectations
●	Sustainable Sharing: Earned awards should reflect a balanced degree of sharing between shareholders and participants

To ensure increased rigor within the goal-setting process for the financial metrics in the PShares, we independently ran statistical simulations to understand the level of difficulty of our payout range. We sensitized across a reasonable range of values for several internal and external variables that are significant drivers of performance. We also examined the level of deviation of performance from plan on a historical basis.

Section II: Key Drivers of Compensation Program

Guiding Principles

The following principles help guide and inform the compensation committee in delivering highly effective executive compensation programs that drive performance, mitigate risk, and foster the attraction, motivation and retention of top leadership talent to enable the company to execute against its strategic business plan and ultimately deliver long-term shareholder value.

We Manage for the Long-term The board manages for the long-term and makes pay decisions that are in the best long-term interests of the company and shareholders.

Strong Compensation Framework

Our compensation framework is market-based and drives pay for performance and alignment with shareholders by having a majority of NEO pay at risk in the form of annual incentives and long-term stock awards.

Extensive Shareholder Engagement We engage directly with shareholders and take responsive actions to improve our compensation programs based on year-round feedback from shareholders.
Competitiveness Our NEOs’ pay levels are set by taking into consideration multiple factors, including peer group market data, internal equity comparisons, experience, performance and retention.	Robust Stock Ownership Guidelines Executives are required to meet and maintain significant stock ownership requirements (2X base salary for ComEd’s CEO and other NEOs).	Balance The portion of NEO pay at risk rewards the appropriate balance of short- and long-term financial and strategic business results.

Compensation Governance Best Practices

What We Do

●	Pay for performance – 69% of CEO pay and an average of 60% of NEO pay is at risk
●	Significant stock ownership requirements for directors and executive officers – 2X for CEO and other NEOs
●	Mitigate undue risk in compensation programs (e.g., incentive awards are capped)
●	Require double-trigger for change-in-control benefits – change-in-control plus termination
●	Retain an independent compensation consultant to advise the compensation committee
●	Evaluate management succession and leadership development efforts annually
●	Provide limited, modest perquisites based on sound business rationale
●	Proactively seek shareholder feedback on executive compensation programs, reaching holders of approximately 50% of our shares in 2016
●	Prohibit hedging transactions, short sales, derivative transactions or pledging of company stock
●	Require executive officers to trade through 10b5-1 trading plans or obtain pre-approval before trading Exelon stock
●	Annually assess our programs against peer companies and best practices
●	Include appropriate stretch in incentive targets based on industry performance and/or Exelon’s business plan
●	Clawback incentive compensation paid to an executive who has engaged in fraud or intentional misconduct

What We Don’t Do

●	No guaranteed minimum payout of AIP or LTIP programs
●	No employment agreements
●	No excise tax gross-ups for change-in-control agreements
●	No dividend-equivalents on unearned PShares
●	No inclusion of the value of LTIP awards in pension or severance calculations
●	No additional credited service under supplemental pension plans since 2004
●	No option re-pricing or buyouts

Roles of Compensation Committee and CEO

The compensation committee fulfills its oversight responsibilities and provides thoughtful recommendations by analyzing peer group compensation data with its independent compensation consultant and company performance data. The compensation committee reviews the various elements of the ComEd CEO’s compensation in the context of the target total direct compensation (base salary, annual and long-term incentive target opportunities) and then presents its recommendations following the compensation governance process set forth below.

Compensation committee and ComEd CEO
ComEd CEO compensation decisions are made by the compensation committee, based on a number of factors including input from Exelon Executives and the independent compensation consultant.
The compensation committee is advised by an independent compensation consultant.
Other NEO compensation decisions are made by the ComEd CEO.

Setting Target TDC for our NEOs

The compensation committee and ComEd CEO use a variety of data to gauge market competitiveness, including peer group data and regression analysis, but TDC can vary based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (e.g., internal alignment and reporting relationships).

Peer Groups Used for Benchmarking Executive Compensation

An assessment of our executives’ compensation levels against our peer group is one of several considerations in the process of determining compensation for our NEOs. While we would prefer to focus on peers from the energy services industry, there are not enough comparably-sized companies to create a robust peer group. Therefore, we use a blended peer group consisting of two sub-groups: Energy Services peers and General Industry peers.

●	Energy Services – We include 10 energy services companies in our peer group even though 5 had 2015 revenues that were less than half the size of Exelon’s (prior to the PHI acquisition). These include:

AEP Co., Inc.	Dominion Resources, Inc.	Duke Energy Corp.	Edison International	Entergy Corporation
FirstEnergy Corp.	NextEra Energy, Inc.	PG&E Corp.	PSEG, Inc.	Southern Company

●	General Industry – General industry peers emphasize companies that are capital asset-intensive and may be subject to effects of volatile commodity prices. These include:

3M	Alcoa	Deere & Company	DuPont	General Dynamics
Hess Corporation	Honeywell Co.	International Paper	Johnson Controls Inc.	Northrop Grumman

How We Use the Peer Group

●	An input in developing compensation targets and pay mix
●	Assessing the competitiveness of compensation and benefit programs
●	Benchmarks for incentive program design
●	Benchmarks for stock ownership guidelines

Section III: NEO Compensation and Rationale

2016 Compensation Program

The compensation committee designed ComEd’s 2016 compensation program to incentivize and reward leaders who create long-term value for our shareholders. The primary compensation elements utilized include:

●	Base salary
●	An annual incentive program (AIP)
●	A long-term incentive program (LTIP) consisting of the PShares and Restricted Stock Units (RSUs)

The majority of compensation paid to our NEOs is tied to the achievement of short- and long-term financial and operational goals. Additionally, a significant portion is paid in the form of equity and all components except for salary are “at-risk.”

Key components of our 2016 compensation program are listed below.

Pay Element	Form	Performance Period		Performance Link	Purpose
Salary	Cash	N/A		N/A	Provide income certainty at competitive levels to attract and retain key talent
AIP	Cash	1 Year		● For Ms. Pramaggiore, based on 25% Exelon adjusted non-GAAP operating EPS and 75% ComEd metrics. ● For all other NEOs, based solely on ComEd metrics	Motivate executives to achieve key annual financial and operational objectives
LTIP	Performance Share Units (67% of LTIP)	Weighted Average of Performance 2016-2018	2016 Scorecard	● Earned ROE at Exelon (50%) ● FFO/Debt at ExGen (50%)	Focus executives on driving long-term success and align interests of executives with shareholders
			2017-2018 Scorecard	● Utility Earned Return on Equity (33.3%) ● Utility Net Income (33.3%) ● Exelon FFO/Debt (33.4%)
			2016-2018 Modifier	● Relative TSR Modifier (3 year period) ● TSR Cap if negative 1-year absolute TSR
	Restricted Stock Units (33% of LTIP)	Vest One-Third Per Year Over 3 Years		● Stock Price	Enhance retention of key talent and align interests of executives with shareholders

2016 Target Adjustments

In January, as part of the annual merit review, the compensation committee (with respect to the CEO) and the ComEd CEO (with respect to the other NEOs) approved a 2.5-3% increase in base salary for each executive officer effective March 1, 2016. Based on the market assessment for each NEO, which included peer group and regression data, no changes were made to target AIP or LTIP compensation. On March 24, 2016, Mr. Anthony left ComEd and was promoted to Senior Vice President & Chief Operating Officer, Pepco Holdings as part of the completion of Exelon’s Pepco Holdings acquisition. Base salary was increased by 7.8% and target total LTIP increased from $305,000 to $372,000.

The table below lists target 2016 compensation by element as of December 31, 2016.

	Cash Compensation			Long-Term Incentives			Target Total Direct Compensation
NEO	Base	AIP Target	Target Total Cash	RSUs 33%	PShares 67%	Target Total LTIP
Pramaggiore	$619,100	70%	$1,052,471	$321,265	$652,265	$973,530	$2,026,001
Trpik Jr	$349,397	45%	$506,626	$112,530	$228,470	$341,000	$847,626
Donnelly	$431,846	55%	$669,361	$161,040	$326,960	$488,000	$1,157,361
Marquez Jr	$351,093	45%	$509,085	$112,530	$228,470	$341,000	$850,085
O’Neill	$388,774	50%	$583,161	$112,530	$228,470	$341,000	$924,161
Anthony	$340,000	45%	$493,000	$122,760	$249,240	$372,000	$865,000

Total Cash Compensation (Base Salary and Annual Incentive Program)

2016 Base Salary

Overview. We pay base salaries to attract and retain talented executives and to provide a fixed level of cash compensation. Base salaries for our NEOs are set by the compensation committee and ComEd CEO and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review or (2) based on a promotion or significant change in job scope. The compensation committee and ComEd CEO consider the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

2016 AIP

Overview. We grant performance-based annual incentive awards to compensate our NEOs for achieving the company’s annual financial and operational performance goals. Refer to “Compensation Program is Directly Linked to Value Drivers” above for the rationale for the selection of the performance goals.

Step 1	Step 2	Step 3	Step 4

Establish AIP Target	Determine Performance Factor	Determine Individual Performance Multiplier (IPM)	Apply Final Multiplier

● Expressed as percentage of base salary, as of 12/31/16 ● CEO annual incentive target of 70% ● Other NEO annual incentive targets range from 45% to 55%	● For Ms. Pramaggiore, based on 25% Exelon adjusted non-GAAP operating EPS and 75% ComEd metrics ● For all other NEOs, based solely on ComEd metrics	● Measures individual performance ● Ranges from 50% to 110% (target of 100%) ● Ms. Pramaggiore is not eligible for an IPM. NEO IPMs are determined by Ms. Pramaggiore for the other NEOs	● Multiply the target award by the performance factor ● Multiply the outcome by the IPM ● Award can range from 0% to 200% of target (target of 100%)

In prior years the use of the discretionary IPM was applicable to all NEOs, but in response to shareholder outreach in 2016, the IPM was removed from current and future AIP payout determinations for the ComEd CEO.

2016 Performance. The following table describes the performance scales and results for the 2016 goals.

Goal	Threshold	Target	Disting- uished	2016 Results	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating Earnings Per Share (EPS)*	$2.37	$2.54	$2.83	$2.68	148.3%
ComEd Operating Net Income (NI) ($M) 2016*	$490.4	$527.4	$585.4	$524.0	95.4%
ComEd Total O&M Expense 2016 ($M)	$1,083.2	$1,031.7	$928.5	$982.1	148.1%
ComEd Capital Expenditures 2016 ($M)	$2,337.7	$2,226.4	$2,003.8	$2,203.3	110.4%
ComEd OSHA Recordable Rate 2016	1.25	0.67	0.54	0.88	81.9%
ComEd Outage Frequency (SAIFI) 2016	0.85	0.73	0.67	0.62	200.0%
ComEd Outage Duration (CAIDI) 2016	93	83	80	86	85.0%
ComEd Service Level 2016	86.2	88.7	90.4	93.9	200.0%
ComEd Call Center Satisfaction 2016	77.6	81	83.3	82	143.5%
ComEd Customer Satisfaction Index 2016	7.67	7.86	8.03	7.97	164.7%
ComEd EIMA Reliability Metrics Index 2016	0.5	1	2	1.67	167.0%

*Ms. Pramaggiore is the only NEO with an Adjusted (non-GAAP) Operating Earnings Per Share (EPS) and ComEd Operating Net Income measurement components.

2016 Adjusted (non-GAAP) Operating Earnings

Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). Exelon supplements the reporting of financial information determined in accordance with GAAP with certain non-GAAP financial measures, including adjusted (non-GAAP) operating earnings per share. Adjusted (non-GAAP) operating earnings per share exclude certain costs, expenses, gains and losses and other specified items, including mark-to-market adjustments from economic hedging activities, unrealized gains and losses from nuclear decommissioning trust fund investments, merger and integration costs, certain costs incurred associated with the PHI acquisition, merger commitments related to the settlement of the PHI acquisition, the impairment of certain long-lived assets, plant retirements and divestitures, costs related to the cost management program, the non-controlling interest in Constellation Energy Nuclear Group, LLC, and other items as set forth in the reconciliation below.

The presentation of adjusted (non-GAAP) operating earnings per share is intended to enhance an investor’s overall understanding of period over period financial results and provide an indication of Exelon’s baseline operating performance by excluding items that are considered by management to be not directly related to the ongoing operations of the business. In addition, this information is among the primary indicators management uses as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting of future periods. Accordingly, management uses adjusted (non-GAAP) operating earnings per share as a goal in its annual incentive plan. Adjusted (non-GAAP) operating earnings per share is not a presentation defined under GAAP and may not be comparable to other companies’ presentations. Exelon provides adjusted (non-GAAP) operating earnings per share as supplemental information and in addition to earnings per share that are calculated and presented in accordance with GAAP. Adjusted (non-GAAP) operating earnings per share should not be deemed more useful than, a substitute for, or an alternative to earnings per share calculated and presented in accordance with GAAP.

A reconciliation of reported GAAP earnings per share to adjusted (non-GAAP) operating earnings per share for 2016 is presented below; amounts may not add due to rounding:

2016 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share Adjustments:	$2.68
Mark-to-market impact of economic hedging activities	0.03
Unrealized (gains) losses related to NDT fund investments	-0.13
Amortization of commodity contract intagibles	0.04
Merger and integration costs	0.12
Long-lived asset impairment	0.11
Asset retirement obligation	-0.08
Reassessment of state deferred income taxes	0.01
Merger commitments	0.47
Plant retirements and divestitures	0.47
Cost management program	0.04
Like-kind exchange tax position	0.21
Curtailment of Generation growth and development activities	0.06
Non-controlling interest	0.11
2016 GAAP Earnings (Loss) Per Share	$1.22

The following table shows how the formula was applied and the actual amounts awarded.

NEO	AIP Target	Formulaic Performance Factor	Individual Performance Multiplier (IPM)	Formulaic Award
Pramaggiore	$433,370	131.73%	Not Eligible	$570,880
Trpik Jr	$157,229	143.91%	110%	$248,897
Donnelly	$237,515	143.91%	110%	$375,992
Marquez Jr	$157,992	143.91%	105%	$238,737
O’Neill	$194,387	143.91%	105%	$293,732
Anthony	$153,000	111.51%*	100%	$170,609

*Mr. Anthony was paid out using goals for his new role at Pepco Holdings.

2016 Long-Term Incentive Program (LTIP)

The compensation committee approves the annual equity incentive grants at its meeting in January each year. On January 25, 2016, the compensation committee approved the 2016 grants for RSUs and PShares, which are shown in detail in the Grants of Plan-Based Awards table.

Restricted Stock Units. RSUs vest ratably over three years. The compensation committee believes that RSUs provide stability, foster retention and less volatility than other forms of LTI such as stock options, but are still linked to changes in shareholder value. Dividend equivalents with respect to RSUs are reinvested as additional RSUs, subject to the same vesting conditions as the underlying RSUs.

Performance Share Units. The PShare program is a target granted at the beginning of a three-year cycle and based on performance over the cycle. The final payout is subject to a total shareholder return modifier over the three-year period, relative to the performance of the UTY. Refer to “Compensation Program is Directly Linked to Value Drivers” above for the rationale for the selection of the performance goals.

Based on shareholder feedback, we are transitioning from the average of three one-year performance periods to a three-year performance period as shown below:

	2014	2015	2016	2017	2018	2019
2014-2016	Operational Excellence (40%) Financial Management (60%)	Operational Excellence (40%) Financial Management (60%)	Earned ROE at Exelon (50%) FFO/Debt at ExGen (50%)
Average of three years of performance
2015-2017		Operational Excellence (40%) Financial Management (60%)	Earned ROE at Exelon (50%) FFO/Debt at ExGen (50%)	Utility Net Income (33.3%) Utility Earned ROE (33.3%) Exelon FFO/Debt (33.4%)
Average of three years of performance
2016-2018			Earned ROE at Exelon (50%) FFO/Debt at ExGen (50%)	Utility Net Income (33.3%) Utility Earned ROE (33.3%) Exelon FFO/Debt (33.4%)
Weighted average of two performance periods
2017-2019				Utility Net Income (33.3%) Utility Earned ROE (33.3%) Exelon FFO/Debt (33.4%)
Straight performance, no average

How the PShares Work. Each NEO’s target performance share unit award is applied against the following:

Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
Establish PShare Target ● Set in January of the first year of the performance cycle	Determine Performance Multiplier ● Performance over the cycle ● Performance can range from 0% to 150% of target (target of 100%)	Determine TSR Modifier ● Subtract the performance of the UTY from Exelon’s absolute TSR performance over the three-year performance period (e.g., 2016-2018)

Determine Individual Performance Multiplier (IPM)

●  Measures individual performance

●  Ranges from 50% to 110% (target of 100%)

●  Ms. Pramaggiore is not eligible for an IPM. NEO IPMs are determined by Ms. Pramaggiore

Calculate Final Multiplier ● Multiply the Performance Multiplier by (1 + the TSR Multiplier) ● If one-year Exelon absolute TSR is negative, PShare payout will be capped at target*

Apply Final Multiplier

●  Multiply the target award by the lesser of (i) the performance factor or (ii) the negative TSR cap if applicable

●  Multiply the outcome by the IPM

●  Award can range from 0% to 200% of target (target of 100%) after the application of the TSR modifier

*New feature for 2016 added in response to shareholder feedback

In prior years the use of the discretionary IPM was applicable to all NEOs, but in response to shareholder outreach in 2016, the IPM was removed from current and future AIP payout determinations for the ComEd CEO.

2016-2018 PShare Scorecards

Due to the transition to a three-year performance period, the 2016-2018 PShares granted in January 2016 will be awarded based on the weighted average performance for two scorecards, 2016 and 2017-2018.

2016 PShare Scorecard

The table below reflects the 2016 PShare Scorecard, which uses a “stair-step” approach with no interpolation between data performance levels. Performance was evaluated at the end of 2016. The 2016 scorecard applies to the first year of the 2016-2018 PShare program, the second year of the 2015-2017 PShare program and the final year of the 2014-2016 PShare program.

2016 PShare Scorecard
Metrics	Metric Weighting	Threshold	Target	Distinguished	Final Score	Actual Award vs. Metric Weighting
Exelon ROE	50.0%	6.60%	7.05%	7.50%	8.08%	75.0%
ExGen FFO/Debt	50.0%	27.0%	30.0%	38.01%	33.7%	50.0%
				Committee Approved Performance		125.00%

2017-2018 PShare Scorecard

The table below reflects the 2017-2018 PShare Scorecard. FFO/Debt uses a “stair-step” approach with no interpolation between data performance levels, where Utility Return on Equity and Utility Net Income use interpolation. Performance will be evaluated at the end of 2018 after the completion of the two-year performance period. This is part of the transition to the three-year performance period.

Utility Earned ROE

●	Average utility return on equity weighted on the basis of EPS contribution
●	Measure of the company’s ability to generate earnings in relation to the amount of equity shareholders have invested in the company

Utility Net Income

●	Aggregate utility adjusted (non-GAAP) operating earnings, including Corporate
●	Internal measure to evaluate the company’s performance and manage operations

Exelon FFO/Debt

●	Funds from operations to total debt ratio
●	Leverage ratio that a credit rating agency uses to evaluate a company’s financial risk

2017-2018 PShare Scorecard

Metrics	Metric Weighting	Threshold 50%	Target 100%	Distinguished 150%
Utility Net Income	33.3%	$1,362.00	$1,571.00	$1,785.00
Utility Earned Return on Equity (ROE)	33.3%	8.20%	9.30%	10.40%
Interpolation between threshold and target and target and distinguished.

Metric	Metric Weighting	Threshold 50%	75%	Target 100%	125%	Distinguished 150%
Exelon FFO/Debt	33.4%	>=16.0%	>=17.0%	>=18.0%	>=22.0%	>=24.0%
Stair-step approach, no interpolation between points.

Payout of 2014-2016 PShare Program

The 2014-2016 PShare payout was determined based on the performance of the following metrics:

Financial Management Metrics (2014, 2015, and 2016 Scorecards)

●	Exelon ROE: Measures the company’s ability to generate earnings in relation to the amount of equity shareholders have invested in the company.
●	ExGen FFO/Debt: Key ratio analyzed by rating agencies in determining the company’s credit rating, which affects our cost of capital.

Operational Excellence Metrics (2014 and 2015 Scorecards)

●	Outage Duration: Calculated as the total number of customer interruption minutes divided by the total number of customer interruptions. Applies to BGE, ComEd, and PECO for a total of three metrics.
●	Outage Frequency: Calculated as the total number of customer interruptions divided by the total number of customers served. Applies to BGE, ComEd, and PECO for a total of three metrics.
●	Net Fleetwide Capacity Factor: The weighted average of the capacity factor of all Exelon nuclear units, calculated as the sum of net generation in megawatt hours divided by the sum of the hourly annual mean net megawatt rating, multiplied by the number of hours in a period.
●	Dispatch Match: Measure the responsiveness of a fossil generating unit to the market.

Based on shareholder feedback, in 2016 the compensation committee removed operational metrics from the 2016 PShare scorecard.

2014 PShare Scorecard
Goals	Metrics	Metric Weighting	Operating Company	Threshold	Target	Target Calibrated to	Distinguished	Final Score	Actual Award vs. Metric Weighting
Financial Management	ROE	30.0%	Exelon Corp	7.00%	8.00%	Budget	9.00%	8.22%	30.0%
	FFO/Debt	30.0%	ExGen HoldCo	39.0%	40.6%	Budget	43.1%	41.0%	30.0%
Operational Excellence	Outage Duration (Average)		BGE	113.0	95.0	2nd Quartile	91.5	92.0	2.79%
		6.7%	ComEd	94.0	85.0	1st Quartile	84.0	84.0	3.35%
			PECO	94.0	88.0	1st Quartile	85.5	90.0	1.68%
	Outage Frequency (Average)		BGE	1.12	0.97	2nd Quartile	0.91	0.77	3.35%
		6.7%	ComEd	0 .90	0.78	1st Decile	0.76	0.81	1.68%
			PECO	0 .90	0.78	1st Decile	0.76	0.77	2.79%
	Net Fleetwide Capacity Factor	13.3%	Nuclear	91.3%	93.3%	1st Quartile	93.8%	94.2%	19.95%
	Dispatch Match	13.3%	Power	95.1%	97.1%	Internal Measure	97.9%	96.5%	9.98%
							Committee Approved Performance		105.56%

2015 PShare Scorecard
Goals	Metrics	Metric Weighting	Operating Company	Threshold	Target	Target Calibrated to	Distinguished	Final Score	Actual Award vs. Metric Weighting
Financial Management	ROE	30.0%	Exelon Corp	7.25%	7.75%	Budget	8.50%	8.23%	37.5%
	FFO/Debt	30.0%	ExGen HoldCo	27.0%	30.0%	Budget	42.7%	33.1%	30.0%
Operational Excellence	Outage Duration (Average)		BGE	100.0	88.0	1st Quartile	85.0	91.0	1.68%
		6.7%	ComEd	93.0	83.0	1st Quartile	82.0	82.0	3.35%
			PECO	93.0	87.0	1st Quartile	85.0	84.0	3.35%
	Outage Frequency (Average)		BGE	1.00	0.80	1st Decile	0.76	0.82	1.68%
		6.7%	ComEd	0.87	0.77	1st Decile	0.74	0.78	1.68%
			PECO	0.87	0.77	1st Decile	0.74	0.70	3.35%
	Net Fleetwide Capacity Factor	13.3%	Nuclear	91.1%	93.1%	1st Quartile	93.6%	93.9%	19.95%
	Dispatch Match	13.3%	Power	94.3%	96.6%	Internal Measure	97.8%	98.6%	19.95%
							Committee Approved Performance		122.48%

2014-2016 TSR Modifier

In order to address shareholder concerns in 2016, the following modifications were made to the TSR modifier:

●  Changed TSR modifier peer group from the competitive integrated companies (Entergy, FirstEnergy, NextEra Energy, and PSEG) to the UTY

●  Changed to a point-for-point approach, where the UTY’s absolute TSR performance is subtracted from Exelon’s absolute TSR over the three-year period

●  The modifier is no longer capped (positive or negative)

●  For the 2014-2016 cycle, the TSR modifier is limited to positive 10% to mitigate any gain that the new modifier might have over the old modifier

●  If Exelon’s one-year absolute TSR is negative, the overall payout after calculated performance and the TSR modifier would be capped at target, regardless of Exelon’s performance to the UTY

The modifier for the 2014-2016 payout is

45.34% – 44.70% = 0.64%

2014-2016 PShare Program Payout Determination

The compensation committee approved a payout of 118.43%, based on the average performance of 117.68% for the 2014, 2015 and 2016 scorecards and a TSR modifier of 0.64% based on 2014-2016 TSR performance. The 2014 and 2015 scorecards are presented on the prior page; the 2016 scorecard is presented above under “2016-2018 PShare Scorecards.”

Year	Scorecard Performance	Average Performance	TSR Modifier	Overall Award Payout
2014	105.56%	117.68%	0.64%	118.43%
2015	122.48%
2016	125.00%			117.68% x (100%+0.64%)

The following table shows how the formula was applied and the actual amounts awarded.

NEO	Target Shares		Formulaic Performance Factor		Individual Performance Multiplier (IPM)		Actual Award
Pramaggiore	20,800	x	118.43%	x	Not Eligible	=	24,633
Trpik Jr	8,100	x	118.43%	x	105%	=	10,072
Donnelly	11,500	x	118.43%	x	105%	=	14,300
Marquez Jr	8,100	x	118.43%	x	105%	=	10,072
O’Neill	8,100	x	118.43%	x	105%	=	10,072
Anthony	8,436	x	118.43%	x	100%	=	9,991

Settlement of PShares is 50% in shares with the balance in cash. However, participants who have achieved 200% or more of their stock ownership target as of September 30 of the year prior to payout have the option of settling the award (a) entirely in stock, (b) entirely in cash, or (c) half in stock and half in cash.

Section IV: Governance Features of Our Executive Compensation Programs

Stock Ownership and Trading Requirements

To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock. In 2012, following the merger with Constellation, Exelon reviewed the ownership requirements and updated the guidelines. Executives must meet these guidelines within five years after the later of the implementation of the new guidelines, their employment or promotion to a new position. As of the annual measurement date of September 30, 2016, all ComEd NEOs had an achievement level as shown in the table below:

NEO	Required Minimum Ownership	Ownership as of Sept 30, 2016
Pramaggiore	2 times base salary	298% (of 2x)
Trpik Jr	2 times base salary	173% (of 2x)
Donnelly	2 times base salary	334% (of 2x)
Marquez Jr	2 times base salary	143% (of 2x)
O’Neill	2 times base salary	139% (of 2x)
Anthony	2 times base salary	91% (of 2x)

For additional information about Exelon’s stock ownership guidelines, please see Stock Ownership Requirements for Directors and Officers and the Beneficial Ownership Table.

Exelon has adopted a policy requiring executive vice presidents and higher officers who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Rule 10b5-1 stock trading plans serves to reduce the risk that shareholders will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the company. Exelon’s stock trading policy does not permit short sales, hedging or pledging.

Recoupment (Clawback) Policy

Consistent with the pay-for-performance policy, in May 2007, the board of directors adopted a recoupment policy as part of Exelon’s Corporate Governance Principles. The board of directors may seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that:

●	the executive officer engaged in fraud or intentional misconduct;
●	as a result of which Exelon was required to materially restate its financial results;
●	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;
●	recoupment is not precluded by applicable law or employment agreements; and
●	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interest of Exelon and its shareholders.

In addition, the AIP includes a provision that the compensation committee and management may curtail awards if there is a “significant event,” which is defined as a single, high-profile event caused by a failure of Exelon that is determined to have been directly or indirectly caused by a human error or poor management attention. Significant events may include a single high-profile outage or another event that may result in negative customer and media impact or a significant adverse governmental or regulatory action. The compensation committee also has the right to apply negative discretion to unvested equity incentive awards if there is a significant event or other occurrence that may have a similar impact on the company.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee has considered Exelon’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives and believes that such policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the compensation committee considered the following factors:

●	The AIP and LTIP place limits on incentive compensation grants and awards.
●	Exelon’s incentive programs are closely linked to the company’s value proposition and shareholder value creation.
●	Incentive goals are not driven solely by revenue-generating conduct.
●	The AIP key performance indicators are reviewed in a challenge session by a senior management panel to make sure the goals are fair, reasonable, aligned with the overall business plan and balanced between financial and operational excellence.
●	The AIP contains features that limit payouts on operating company and business unit key performance indicators, and the compensation committee reserves the right to curtail awards if a business unit under-performs.
●	Exelon’s officers are required to own Exelon stock, and PShares are paid out after a three-year performance period.
●	The LTIP provides that the compensation committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the company or its financial statements or changes in law or accounting principles.
●	The company has a recoupment policy.

Although the foregoing factors address financial risks, the compensation committee also considered that Exelon’s policies and practices include measures to make sure that the cost reduction and other goals designed to address financial performance do not present significant operational risk issues. These measures include the following:

●	For employees and all officers with business unit responsibilities, the AIP includes measures based on business unit operating measures, such as safety and reliability.
●	Management carefully tracks a variety of safety and reliability metrics on a routine basis to make sure that performance is not adversely affected by such things as cost reduction efforts.

Tax Consequences

Under Section 162(m) of the Code, executive compensation in excess of $1 million paid to a CEO or other person among the three other highest compensated officers (excluding the CFO) is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The compensation committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible. However, the compensation committee reserves the right to approve compensation that may not be deductible under federal tax laws to maintain flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a federal income tax deduction to the extent that it exceeds $1 million. AIP awards and PShares payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and to be deductible for federal income tax purposes. Restricted stock and RSUs are not deductible by the company for federal income tax purposes under the provisions of Section 162(m) to the extent an NEO’s compensation that is not “qualified performance-based compensation” is in excess of $1 million.

In order to qualify payments under the AIP and performance share program as performance-based for Section 162(m) of the Code, the compensation committee uses a “plan-within-plan” two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the company meets the pre-established performance metrics. The second step is accomplished when the compensation committee exercises “negative discretion” by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus (for AIP) or target equity (for the performance share program) adjusted for final company performance and individual performance.

Under Section 4999 of the Code, there is an excise tax if change-in-control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. In April 2009 the compensation committee adopted a policy that no future employment or severance agreements that provide for benefits for NEOs on account of termination will include an excise tax gross-up. In 2016, Exelon removed the remaining legacy excise tax gross-up provisions for transactions resulting in a change-in-control in outstanding agreements, with no recompense for said removal.

Executive Compensation Data

The tables below summarize the total compensation paid or earned by each of the Named Executive Officers (NEOs) of Exelon for the year ended December 31, 2016, presented in accordance with SEC requirements. Basic information about the elements of compensation as disclosed in the tables is shown below:

Salary:

•	Amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Table reflect actual salaries paid during the year including the effect of changes in salary rates.
•	Changes to base salary generally take effect on March 1. There may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus:

•	Reflects discretionary bonuses or amounts paid under the annual incentive plan on the basis of the individual performance multiplier or discretionary amounts approved by the compensation and leadership development committee, in the case of Ms. Pramaggiore, or by Ms. Pramaggiore. The individual performance multiplier was removed for Ms. Pramaggiore in 2016 as part of the compensation program redesign but remains for the other NEOs.

Stock Awards:

•	Values reported show the grant date fair value calculated in accordance with FASB ASC Topic 718.
•	Consist primarily of performance share unit awards and restricted stock unit awards pursuant to the terms of the 2011 Long-Term Incentive Plan.
•	Since 2013, award mix is 67 percent performance share units and 33 percent restricted stock units; stock options are no longer granted.

Performance Share Units:

•	Compensation and leadership development committee redesigned the program in 2016.
○	Moved measurement period from annual to 3-year.
○	Changed goals to align with Exelon’s value proposition and strategic initiatives.
○	Removed individual performance multiplier for Ms. Pramaggiore.
○	Strengthened the TSR modifier.
○	Capped incentive payouts if Exelon’s TSR is negative over the last 12 months of the performance period.
○	Removed operational metrics.
•	Maximum payout for performance share units is 150 percent of target, which can be increased up to 200 percent of target by the TSR modifier; threshold payout is 50 percent of target.
○	Total shareholder return reinstated as a formulaic award modifier. Exelon compares its three-year TSR performance to PHLX Utility Sector Index (UTY).
○	UTY’s absolute TSR performance is subtracted from Exelon’s absolute TSR and the result is applied as a modifier.
○	If Exelon’s absolute TSR is negative for the last year of the three-year performance period, the overall payout after calculated performance and the TSR modifier would be capped at target, regardless of Exelon’s performance compared to the UTY.
•	Threshold, target and distinguished goals for performance share unit awards established on the grant date (generally the date of the first committee meeting in the first year in the performance period).
○	Actual performance against the goals for each year in the performance period established at the first committee meeting after the completion of the year. At the end of the three-year performance period awards are made based on the average of the level of performance for each of the three years in the performance period. In 2017, performance goals will transition to a three-year measurement period, with the goals being established at the beginning of the three-year performance period.
○	The award date is the date of the first committee meeting after the completion of the third year in the performance period.
•	Performance shares vest immediately.
•	Performance share unit awards are settled 50 percent in Exelon common stock and 50 percent in cash, except for executives who have achieved 200 percent or more of their stock ownership target as of September 30 of the year prior to payout have the option of settling the award entirely in stock, entirely in cash, or half in cash and half in stock.

Restricted Stock Units:

•	Vest ratably on the date of the first regular committee meetings during the next three years.
•	In limited cases, restricted stock units are granted to executives as a means to recruit and retain talent.
○	May be used for new hires to offset annual or long-term incentives forfeited from a previous employer.
○	May also be used as a retention vehicle, vesting after pre-determined period of time and subject to forfeiture upon voluntarily termination.
○	May incorporate performance criteria as well as time-based vesting.
•	Amounts of restricted stock units held by each NEO are shown in the footnotes to the Outstanding Equity Table.

Stock Options:

•	Not granted since 2012.
•	Prior to 2013 made pursuant to terms of Long-Term Incentive Plan or a Constellation Energy Group, Inc. plan adopted in the merger with that company.
•	Granted at a strike price that was not less than the fair market value of a share of stock on the date of grant.
○	Fair market value was defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange.
○	Individuals receiving stock options were provided right to buy fixed number of shares of Exelon common stock at the closing price on the grant date.
○	Target for the number of options awarded determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the committee using a lattice binomial ratio valuation formula.
•	With the passage of time all options are now vested and have a term of 10 years from their date of grant.
•	Under the terms of the Long-Term Incentive Plan stock options may not be re-priced or cashed out.

Non-equity incentive plan compensation:

•	Includes amounts earned under the annual incentive plan, determined by the extent to which the applicable financial and operational goals were achieved.
•	Amount of the annual incentive target opportunity expressed as a percentage of base salary, with actual awards determined using the base salary at the end of the year.
•	Threshold, target and distinguished (i.e., maximum) achievement levels established for each goal.
○	Threshold for each goal set at the minimally acceptable level of performance, for a payout of 50 percent of target for that goal.
○	Target set consistent with the achievement of the business plan objectives.
○	Distinguished set at a level that significantly exceeds the business plan and has a low probability of payout, capped at 200 percent of target.
○	Awards interpolated to the extent performance falls between the threshold, target, and distinguished levels.
○	Final award based on the weighting and performance of each goal.

Summary Compensation Table

Year (a)	Salary ($) (b)	Bonus ($) Note 1 (c)	Stock Awards ($) Note 2 (d)	Option Awards ($) Note 3 (e)	Non-Equity Incentive Plan Compensation ($) Note 4 (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) Note 5 (g)	All Other Compensation ($) Note 6 (h)	Total ($) (i)
Anne R. Pramaggiore President and Chief Executive Officer, ComEd
2016	$616,429	$100,000	$1,315,251	$—	$570,880	$146,938	$38,205	$2,787,703
2015	601,439	48,604	973,230	—	486,040	159,521	39,363	2,308,197
2014	585,271	18,553	879,840	—	371,064	124,098	39,009	2,017,835
Joseph R. Trpik, Jr. Senior Vice President, Chief Financial Officer and Treasurer, ComEd
2016	347,889	22,627	341,048	—	226,270	76,897	31,908	1,046,639
2015	339,436	—	341,026	—	201,372	82,909	31,124	995,867
2014	331,157	9,436	341,220	—	188,713	68,083	23,148	961,757
Terence R. Donnelly Executive Vice President and Chief Operating Officer, ComEd
2016	429,620	34,181	488,038	—	341,811	164,202	40,811	1,498,663
2015	417,154	315,136	488,034	—	302,723	222,521	38,188	1,783,756
2014	404,346	28,232	487,860	—	282,315	152,441	28,104	1,383,298
Fidel Marquez, Jr. Senior Vice President, Governmental and External Affairs, ComEd
2016	349,578	26,368	341,048	—	227,368	498,307	52,049	1,494,718
2015	341,084	250,000	341,026	—	202,350	47,820	58,079	1,240,359
2014	332,765	9,481	341,220	—	189,629	603,001	37,635	1,513,731
Thomas S. O’Neill Senior Vice President, Regulatory and Energy Policy and General Counsel, ComEd
2016	387,096	63,987	341,048	—	279,745	87,926	37,332	1,197,134
2015	377,690	250,000	341,026	—	248,963	95,263	33,263	1,346,205
2014	368,478	11,665	341,220	—	233,312	78,466	23,308	1,056,449
John T. Anthony Senior Vice President, Distribution Operations, ComEd
2016	332,665	—	637,158	—	170,609	115,415	184,683	1,440,530

Notes to the Summary Compensation Tables

(1)	In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years. Ms. Pramaggiore is not eligible for an individual performance multiplier.

(2)	The amounts shown in this column include the aggregate grant date fair value of restricted stock units and performance share unit awards for the 2016-2018 performance period granted on January 25, 2016. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 17 of the Combined Notes to Consolidated Financial Statements included in Exelon’s and ComEd’s 2016 Annual Report on Form 10-K. The performance share unit awards (including Mr. Anthony’s supplemental grants) are subject to performance conditions. The grant date fair value and the value of these awards assuming the highest level of performance, including the maximum total shareholder return multiplier and the maximum individual performance multiplier, are as follows:

	Performance Share Unit Value
	At Target	At Maximum
Pramaggiore	$652,275	$1,304,550
Trpik Jr.	228,497	456,994
Donnelly	326,979	653,958
Marquez Jr.	228,497	456,994
O’Neill	228,497	456,994
Anthony	337,823	675,646

(3)	The amounts shown in this column include the aggregate grant date fair value of stock option awards granted. No stock options were granted to the Named Executive Officers in 2016.
(4)	The amounts shown in this column for 2016 represent payments made pursuant to the Annual Incentive Program.
(5)	The amounts shown in this column represent the change in the accumulated pension benefit from December 31, 2015 to December 31, 2016. None of the NEOs had above market earnings in a non-qualified deferred compensation account in 2016.
(6)	The amounts shown in this column include the items summarized in the following tables:

All Other Compensation

Name (a)	Perquisites ($) Note 1 (b)	Reimbursement for Income Taxes ($) Note 2 (c)	Payments or Accruals for Termination or Change in Control (CIC) ($) Note 3 (d)	Company Contributions to Savings Plans ($) Note 4 (e)	Company Paid Term Life Insurance Premiums ($) Note 5 (f)	Dividends or Earnings not included in Grants ($) (g)	Total ($) (h)
Pramaggiore	$20,126	$3,662	$—	$9,425	$4,992	$—	$38,205
Trpik Jr.	6,840	1,925	—	20,621	2,522	—	31,908
Donnelly	10,365	255	—	25,465	4,726	—	40,811
Marquez Jr.	32,660	3,421	—	12,588	3,380	—	52,049
O’Neill	8,796	1,545	—	22,945	4,046	—	37,332
Anthony	98,416	63,952	—	19,718	2,597	—	184,683

Notes to All Other Compensation Table

(1)	The amounts shown in this column represents the incremental cost to ComEd to provide certain perquisites to NEOs as summarized in the Perquisites Table below.
(2)	Officers receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state, as well as on imputed income for business-related spousal travel expenses for those cases where the personal benefit is closely related to the business purpose.
(3)	Represents the expense, if applicable, or the accrual of the expense that ComEd has recorded during 2016 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Plan continuation and other benefits as applicable. No expense was incurred in 2016 for a NEO.
(4)	Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2016 was generally limited by IRS rules to $18,000. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.
(5)	ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2016 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees.

Perquisites

The following table indicates the various perquisites for which ComEd incurred incremental costs in 2016 for each named executive officer. A checkmark (✓) indicates perquisite usage during 2016 by the NEO listed at the top of the column.

Perquisite	Pramaggiore	Trpik Jr.	Donnelly	Marquez Jr.	O’Neill	Anthony
Parking (1)	✓	✓	✓	✓	✓
Company gifts and matching contributions (2)	✓		✓	✓		✓
Financial Planning (3)				✓
Event Tickets (4)					✓
Relocation (5)						✓

Notes to Perquisite Table

(1)	For NEOs whose primary work location is downtown Chicago, ComEd’s office lease provides for a limited number of parking spaces that are available for ComEd use. When NEOs are unable to utilize the available spaces, ComEd provides reimbursement for parking expenses incurred at other public garages.
(2)	Executive officers may have the company make matching gifts to qualified charitable organizations up to $10,000 for 2016.
(3)	The company will pay limited annual financial planning costs for executives that are imputed as additional taxable income.
(4)	Executives occasionally receive tickets to sporting or other events as recognition awards that are imputed to the officer as additional taxable income.
(5)	Mr. Anthony incurred $98,066 in moving expenses when he was promoted to Senior Vice President & Chief Operating Officer, Pepco Holdings.

Grants of Plan Based Award

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Note 1			Estimated Possible Payouts Under Equity Incentive Plan Awards Note 2			All
Name (a)	Grant Date (b)	Threshold ($) (c)	Plan ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	other Stock Awards: Number of Shares or Units Note 3 (#) (i)	All Other Options Awards: Number of Securities Under -lying Options (#) (j)	Exercise or base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards Note 4 ($) (l)
Pramaggiore	1/25/2016	$216,685	$433,370	$866,740
	1/25/2016				4,666	24,016	48,032				$ 652,275
	1/25/2016							11,829			321,276
	4/25/2016							10,000			341,700
Trpik Jr.	1/25/2016	78,615	157,229	314,458
	1/25/2016				817	8,413	16,826				228,497
	1/25/2016							4,144			112,551
Donnelly	1/25/2016	118,758	237,515	475,030
	1/25/2016				1,170	12,039	24,078				326,979
	1/25/2016							5,930			161,059
Marquez Jr.	1/25/2016	78,996	157,992	315,984
	1/25/2016				817	8,413	16,826				228,497
	1/25/2016							4,144			112,551
O’Neill	1/25/2016	97,194	194,387	388,774
	1/25/2016				817	8,413	16,826				228,497
	1/25/2016							4,144			112,551
Anthony (5)	1/25/2016	76,500	153,000	306,000
	1/25/2016				731	7,524	15,048				204,352
	1/25/2016							3,706			100,655
	3/24/2016				124	1,272	2,544				44,914
	3/24/2016				91	1,272	2,544				44,914
	3/24/2016				56	1,236	2,472				43,643
	3/24/2016							5,000			176,550
	4/27/2016							626			22,129

Notes to Grants of Plan Based Awards Table

(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.
(2)	NEOs have a long-term performance share unit target opportunity that is a fixed number of performance share units commensurate with the officer’s position. The possible payout at threshold for performance share unit awards was calculated at 9.72% of target, with a threshold payout of 25% for the 2016 scorecard (weighted at one-third) and a threshold payout of 16.65% for the 2017-2018 scorecard (weighted at two-thirds) and an individual performance multiplier of 50%. Because Ms. Pramaggiore is not eligible for the IPM, her threshold was 19.43%. The possible maximum payout for performance share units was calculated at 150% of target, with an uncapped total shareholder return multiplier and an IPM of 110%, capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.

(3)	This column shows additional restricted share unit awards made during the year. The award will vest in one third increments on the date of the compensation committee’s first regular meeting in 2017, 2018 and 2019. Ms. Pramaggiore was granted an additional award on April 25, 2016 that will vest in full on the fourth anniversary of the grant date. Mr. Anthony was granted an additional award on March 24, 2016 that will vest in full on the third anniversary of the grant date.
(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share unit awards and restricted stock units granted to each NEO during 2016. Fair value of performance share unit awards granted on January 25, 2016 are based on an estimated payout of 100% of target.
(5)	Mr. Anthony received prorated awards to his 2014, 2015 and 2016 performance share unit target opportunities due to a market adjustment. The threshold for the 2014 scorecard was calculated at 4.54% (threshold at 1.12% for the 2014 and 2015 scorecards and threshold at 25% for the 2016 scorecard, each weighted one-third along with an IPM of 50%). The threshold for the 2015 scorecard was calculated at 7.13% (threshold at 1.12% for the 2014 scorecard, threshold at 25% for the 2016 scorecard and threshold at 16.65% for the 2017 scorecard, each weighted one-third along with an IPM of 50%).The maximum for the 2014 and 2015 performance share units are calculated the same as the 2016 performance share units. He also received a restricted stock unit award target increase for 2016.

Outstanding Equity Awards at Year End

	Options				Stock
	Note 1				Note 2		Note 3
Name (a)	Number of Securities Underlying Unexercised Options That Are Exercisable (#) (b)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#) (c)	Option Exercise or Base Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (f)	Market Value of Share or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $35.49 ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (i)
Pramaggiore	37,000	—	$39.81	12-Mar-2022	56,985	$2,022,398	82,958	$2,944,179
Trpik Jr.	15,000	—	39.81	12-Mar-2022	18,041	640,275	29,064	1,031,481
	4,300	—	56.51	26-Jan-2019
	3,400	—	73.29	27-Jan-2018
	4,000	—	59.96	21-Jan-2017
Donnelly	21,000	—	39.81	12-Mar-2022	25,727	913,051	41,592	1,476,100
	8,500	—	59.96	21-Jan-2017
Marquez Jr.	15,000	—	39.81	12-Mar-2022	18,041	640,275	29,064	1,031,481
O’Neill	15,000	—	39.81	12-Mar-2022	18,041	640,275	29,064	1,031,481
	8,300	—	46.09	24-Jan-2020
	8,300	—	56.51	26-Jan-2019
	6,000	—	73.29	27-Jan-2018
	7,700	—	59.96	21-Jan-2017
Anthony	13,000	—	39.81	12-Mar-2022	22,770	808,107	31,082	1,103,100
	4,000	—	59.96	21-Jan-2017

Notes to Outstanding Equity Table

(1)	Non-qualified stock options were granted to NEOs pursuant to the company’s long-term incentive plans. Grants vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date.
(2)	The amount shown includes unvested restricted stock unit awards and the performance share award earned for the performance period beginning January 1, 2014 and ending December 31, 2016, which vested on January 30, 2017. The unvested restricted stock unit awards are composed of the final third of the grant made in January 2014, which vested on January 30, 2017; two-thirds of the grant made in January 2015, half of which vested on January 30, 2017 and half of which will vest on the date of the compensation committee’s first regular meeting in 2018; and the full grant made in January 2016, one-third of which vested on January 30, 2017 and one-third of which will vest on the date of each of the compensation committee’s first regular meetings in 2018 and 2019, respectively. All restricted stock unit awards continue to accrue additional shares through automatic dividend reinvestment. For Ms. Pramaggiore the amount shown also includes a grant of 10,000 retention stock units made on April 25, 2016 which will vest on April 25, 2020. For Mr. Anthony, the amount shown also includes a grant of 5,000 retention stock units made on March 24, 2016 that will vest on March 24, 2019. All shares are valued at $35.49, the closing price on December 30, 2016.
(3)	The amount shown includes the target performance share unit award made in January 2015 for the performance period ending December 31, 2017 and the target performance share unit award made in January 2016 for the performance period ending December 31, 2018. Incremental grants were also award to Mr. Anthony for both of these performance periods in March 2016. These target awards have been increased to reflect the highest level of performance for the period, 200%. All shares are valued at $35.49, the closing price on December 30, 2016.

Option Exercises and Stock Vested

	Option Awards		Stock Awards Note 1

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Pramaggiore	—	$—	40,112	$1,135,048
Trpik Jr.	—	—	11,209	304,435
Donnelly	—	—	16,576	450,208
Marquez Jr.	—	—	11,209	304,435
O’Neill	—	—	11,209	304,435
Anthony	—	—	9,957	270,444

Notes to Option Exercises and Stock Vested Table

(1)	Share amounts are composed of the following tranches of prior awards that vested on January 25, 2016: the performance share award made for the period January 1, 2013 through December 31, 2015; the final third of the restricted stock unit grant made in January 2013, the second third of the restricted stock unit grant made in January 2014 and the first third of the restricted stock unit award made in January 2015. All of these awards were valued at $27.16 upon vesting. Ms. Pramaggiore received an additional 5,000 shares on January 28, 2016 from a restricted stock grant made to her on January 28, 2013 and another 5,000 shares on March 14, 2016 from a restricted stock grant made to her on March 13, 2012. These shares were valued at $28.71 and $34.73 respectively.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. The Exelon Corporation Retirement Program includes the Service Annuity System (“SAS”), which is the legacy ComEd pension plan. Effective January 1, 2001, Exelon also established a cash balance defined benefit pension plan in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to participate in a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. An employee can participate in only one of the qualified pension plans.

For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). Pension-eligible compensation for the SAS includes base pay and annual incentive awards. Benefits under the SAS are vested after five years of service.

The “normal retirement age” under the SAS is 65. The plan also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under the plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Under the cash balance pension plan, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS prior to January 1, 2001 and elected to participate in the cash balance plan also have a frozen transferred benefit from the former plan, and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7% of base pay and annual incentive award and beginning January 1, 2013 for employees hired on or after such date, the annual benefit credit is equal to a percentage of base pay and annual incentive award which varies between 3% and 8%, based upon age. For the portion of the account balance accrued beginning January 1, 2008, the annual investment credit is the third segment spot rate of interest on long-term investment grade corporate bonds. The segment rate will be determined as of November of the year for which the cash balance account receives the investment credit. For the portion of the benefit accrued before January 1, 2008, the annual investment credit is the greater of 4%, or the average of the annual rate of return of the S&P 500 Stock Index and the 30-year Treasury bond rate (the interest rate is determined in November of each year). Based on recent IRS guidance, beginning in 2017 the investment credit for the portion of the benefit accrued before January 1, 2008 will be the third segment spot rate of interest on long-term corporate bonds. In addition, cash balance participants with pre-2008 balances will receive an additional benefit credit ranging from 0.5% to 3.5% based on their pre-2008 service. Also, beginning in 2017, account balances for employees hired prior to January 1, 2013 will be subject to a minimum investment credit of 4%. For employees hired on or after January 1, 2013, the annual investment credit is the second segment spot rate of interest on long-term corporate bonds, determined as of November of the year for which the cash balance account receives the investment credit, subject to a minimum annual investment credit rate of 3.8% and a maximum annual investment credit rate of 7%. Benefits are vested after three years of service, and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

The Internal Revenue Code limits to $265,000 the individual 2016 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors supplemental executive retirement plans (or “SERPs”) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2016 is 2.97%. For participants in the cash balance pension plan, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this document.

Under the terms of the SERP, participants are provided the amount of benefits they would have received under the SAS or cash balance plan, as applicable, but for the application of the Internal Revenue Code limits.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date, and performance-based grants or grants which make up for lost pension benefits from another employer may be (but have not been) provided. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for cash balance pension plan participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; the SERP lump sum amounts are determined using the rate of 5% for SAS participants both at the assumed retirement age; the lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 4.29% as of December 31, 2015 and 4.04% as of December 31, 2016; and the applicable mortality tables. The applicable mortality table is the RP 2000-based table projected generationally using Exelon’s best estimate of long-term mortality improvements. The December 31, 2016 mortality table is consistent with the mortality used in the Exelon December 31, 2016 pension disclosure.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Pramaggiore	Cash Balance	18.93	$622,612	$—
	SERP	18.93	595,697	—
Trpik Jr.	Cash Balance	15.60	411,795	—
	SERP	15.60	252,528	—
Donnelly	Cash Balance	33.53	1,241,578	—
	SERP	33.53	526,890	—
Marquez Jr.	SAS	34.18	1,823,127	—
	SERP	34.18	1,667,294	—
O’Neill	Cash Balance	15.36	413,154	—
	SERP	15.36	349,945	—
Anthony	Cash Balance	32.54	1,036,839	—
	SERP	32.54	260,034	—

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Exelon Deferred Compensation Plan is a non-qualified plan that permits legacy Exelon and ComEd executives and key managers to defer receipt of base compensation and the company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Exelon Employee Savings Plan is tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Exelon Employee Savings Plan permits employees to do so, and allows the company to make matching contributions in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plan to enable key management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS.

The Stock Deferral Plan is a non-qualified plan that permitted legacy Exelon and ComEd executives to defer performance share units prior to 2007.

The following table shows the amounts that NEOs have accumulated under the Deferred Compensation Plan and the Stock Deferral Plan. The plan was closed to new deferrals of base pay (other than excess Employee Savings Plan deferrals), annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plan continues in effect, without change, for those officers who participate in the Employee Savings Plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of investment funds substantially the same as those funds available to all employees through the Employee Savings Plan. Deferred amounts represent unfunded unsecured obligations of the company.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in 2016 Note 1 (b)	Registrant Contributions in 2016 Note 2 (c)	Aggregate Earnings in 2016 Note 3 (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at 12/31/16 Note 4 (f)
Pramaggiore	$—	$—	$—	$—	$—
Trpik Jr.	4,973	4,913	7,717	—	65,292
Donnelly (5)	42,147	17,721	50,291	—	525,159
Marquez Jr.	18,062	—	3,653	—	44,959
O’Neill (5)	6,105	7,237	116,932	—	1,117,440
Anthony	81,800	15,949	43,812	—	282,223

Notes to Nonqualified Deferred Compensation Table

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.
(2)	The full amount shown under registrant contributions is included in the company contributions to savings plans for each NEO shown above in the All Other Compensation Table.
(3)	The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of their notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.
(4)	For all NEOs the aggregate balance (Column f) shown above includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as company contributions under all other compensation as described in Note 2 for the current fiscal year. Ms. Pramaggiore did not participate in the plan during 2016.
(5)	For Messrs. Donnelly and O’Neill the amounts shown in column (d) and column (f) also include the aggregate earnings and aggregate balance respectively of their Stock Deferral Plan account.

Potential Payments upon Termination or Change in Control

Change in control employment agreements and severance plan covering other named executives

Exelon’s change in control and severance benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation and leadership development committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the CEO, executive committee and select senior vice presidents and higher officers. In 2003, the compensation committee reviewed the terms of the Exelon Corporation Senior Management Severance Plan (“SMSP”) and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason”, clarified the definition of “cause”, and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies. In discussing the compensation consultant’s December 2007 annual report to the committee on compensation trends, the consultant commented that Exelon’s change in control and severance policies were conservative, citing the use of double triggers, and that they remained competitive. In April 2009 the compensation committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction). In October, 2016, the named executive officers covered by change in control agreements entered into prior to April 2, 2009, which provided for potential excise tax gross-up payments, agreed to waive those payments and the agreements were later amended to remove such gross-up payments. Therefore, no named executive officer is currently entitled to an excise tax gross-up payment upon any termination of employment from Exelon.

ComEd’s named executive officers have entered into individual change in control employment agreements or are covered by the change in control provisions of the SMSP, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The individual agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment. The plan does not have a specific term.

During the 24-month period following a change in control, or, with respect to an executive with an individual agreement, during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 662/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

•	the executive’s annual incentive and performance share unit awards for the year in which termination occurs;
•	severance payments equal to 2.99 (or 2.0 if the executive does not have an individual agreement) times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;
•	a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.0 additional years of age and years of service and (3) the severance pay constituted covered compensation for purposes of the SERP;
•	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;
•	all previously-awarded stock options, performance shares or units, restricted stock, or restricted share units become fully vested, and the stock options remain exercisable until the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date, for options granted after that date;
•	life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and
•	outplacement and financial planning services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation) if the executive has an individual agreement.

A change in control under the individual change in control employment agreements and the SMSP generally occurs:

•	when any person acquires 20% of Exelon’s voting securities;
•	when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;
•	upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or
•	upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

•	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;
•	failure of a successor to assume the agreement;
•	a material breach of the agreement by Exelon; or
•	any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

•	refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;
•	willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;
•	commission of a felony or any crime involving dishonesty or moral turpitude;
•	material violation of the code of business conduct, or of any statutory or common-law duty of loyalty; or
•	any breach of the executive’s restrictive covenants.

If a named executive officer resigns for good reason or is terminated by Exelon or ComEd other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the named executive officer may be eligible for the following non-change in control benefits under the SMSP:

•	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;
•	for a 15 to 24 month severance period, continued payment of an amount representing base salary and target annual incentive;
•	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;
•	during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and
•	outplacement and financial planning services for at least twelve months.

Payments under the SMSP are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term good reason under the SMSP means either of the following:

•	a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or
•	a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or ComEd or (2) that generally places the executive in substantially the same level of responsibility.

With respect to a change in control, the term good reason under the plan also includes a required relocation of more than 50 miles.

The term cause under the SMSP generally has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control employment agreements and the SMSP are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the compensation and leadership development committee of the board of directors.

Estimated Value of Benefits to be Received Upon Retirement

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2016. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Value of Unvested Equity Awards ($) Note 2 (c)	Total Value of All Payments and Benefits ($) Note 3 (d)
Pramaggiore	$571,000	$2,956,000	$3,527,000
Trpik Jr.	—	—	—
Donnelly	342,000	1,527,000	1,869,000
Marquez Jr.	227,000	1,070,000	1,297,000
O’Neill	280,000	—	280,000
Anthony	171,000	—	171,000

Notes to Benefits to be Received Upon Retirement Table

(1)	Under the terms of the 2016 Annual Incentive Plan (AIP), a pro-rated actual incentive award is payable upon retirement assuming an individual performance multiplier (IPM) of 100% and based on the number of days worked during the year of retirement. The amount above represents the executives’ 2016 annual incentive payout (after ComEd performance was determined) before applying the executive’s IPM, if applicable.
(2)	The Value of Unvested Equity Awards includes the following:
a.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2014-2016 performance share unit award. It is assumed the 2014, 2015 and 2016 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 30, 2016 of $35.49; and
b.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 30, 2016 of $35.49.
(3)	The estimate of total payments and benefits is based on a December 31, 2016 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2016. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Value of Unvested Equity Awards ($) Note 2 (c)	Total Value of All Payments and Benefits ($) Note 3 (d)
Pramaggiore	$571,000	$3,311,000	$3,882,000
Trpik Jr.	226,000	1,070,000	1,296,000
Donnelly	342,000	1,527,000	1,869,000
Marquez Jr.	227,000	1,070,000	1,297,000
O’Neill	280,000	1,070,000	1,350,000
Anthony	171,000	1,243,000	1,414,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)	Under the terms of the 2016 AIP, a pro-rated actual incentive award is payable upon death or disability assuming an IPM of 100% and based on the number of days worked during the year of termination. The amount above represents the executives’ 2016 annual incentive payout (after ComEd performance was determined) before applying his or her IPM, if applicable.
(2)	The Value of Unvested Equity Awards includes the following:
a.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2014-2016 performance share unit award. It is assumed the 2014, 2015 and 2016 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 30, 2016 of $35.49; and
b.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 30, 2016 of $35.49.
(3)	The estimate of total payments and benefits is based on a December 31, 2016 termination due to death or disability.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2016 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Retirement Benefit Enhancement ($) Note 2 (c)	Value of Unvested Equity Awards ($) Note 3 (d)	Health and Welfare Benefit Continuation ($) Note 4 (e)	Perquisites and Other Benefits ($) Note 5 (f)	Total Value of All Payments and Benefits ($) Note 6 (g)
Pramaggiore	$2,676,000	$147,000	$3,017,000	$41,000	$40,000	$5,921,000
Trpik Jr.	859,000	44,000	1,070,000	23,000	40,000	2,036,000
Donnelly	1,179,000	59,000	1,527,000	26,000	40,000	2,831,000
Marquez Jr.	863,000	348,000	1,070,000	17,000	40,000	2,338,000
O’Neill	1,009,000	51,000	1,070,000	25,000	40,000	2,195,000
Anthony	787,000	43,000	1,112,000	23,000	40,000	2,005,000

Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table

(1)	Represents the estimated severance benefit plus the annual incentive for the year of termination. For Ms. Pramaggiore, the severance benefit is equal to 2 times the sum of her (i) current base salary and (ii) target annual incentive. For all other executives, the severance benefit is equal to 1.25 times the sum of executive’s (i) current base salary and (ii) target annual incentive. In addition, under Section 4.2 of the Severance Plan, a pro-rated annual incentive award is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination and assuming the NEO’s IPM is 100% pursuant to the terms in the 2016 AIP. The amount above represents the executives’ 2016 annual incentive payout (after Company/Business Unit performance was determined) before applying his or her IPM, if applicable.
(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	The Value of Unvested Equity Awards includes the following:
a.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2014-2016 performance share unit award. It is assumed the 2014, 2015 and 2016 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 30, 2016 of $35.49; and

b.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 30, 2016 of $35.49.
(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)	The estimate of total payments and benefits is based on a December 31, 2016 termination date. The executives are participants in the Senior Management Severance Plan (“SMSP”) and severance benefits are determined pursuant to Section 4 of the Severance Plan.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2016. Exelon has entered into a Change in Control agreement with Ms. Pramaggiore. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Retirement Benefit Enhancement ($) Note 2 (c)	Value of Unvested Equity Awards ($) Note 3 (d)	Health and Welfare Benefit Continuation ($) Note 4 (e)	Perquisites and Other Benefits ($) Note 5 (f)	Modified Gross-Up Payment / Scaleback ($) Note 6 (g)	Total Value of All Payments and Benefits ($) Note 7 (h)
Pramaggiore	$3,666,000	$226,000	$3,311,000	$61,000	$40,000	Not Required	$7,304,000
Trpik Jr.	1,324,000	77,000	1,070,000	37,000	40,000	Not Required	2,548,000
Donnelly	1,834,000	104,000	1,527,000	42,000	40,000	Not Required	3,547,000
Marquez Jr.	1,331,000	772,000	1,070,000	27,000	40,000	Not Required	3,240,000
O’Neill	1,551,000	89,000	1,070,000	40,000	40,000	Not Required	2,790,000
Anthony	1,212,000	73,000	1,243,000	37,000	40,000	$(56,017)	2,549,000

Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table

(1)	Represents the estimated cash severance benefit. For Ms. Pramaggiore, the severance benefit is equal to 2.99 times the sum of the executive’s (i) current base salary and (ii) Severance Incentive. For all other executives, the severance benefit is equal to 2 times the sum of the executive’s (i) current base salary and (ii) the Severance Incentive.

Under Section 4.1(a)(ii) of the CIC Employment Agreement, the executive’s target incentive award is payable upon termination. For Ms. Pramaggiore, the amount above represents her 2016 target annual incentive. Under Section 5.1(a)(i) of the Severance Plan, the executive is entitled to his or her annual incentive for the applicable performance period. For executives who participate in the SMSP, the amount above represents the executive’s 2016 actual annual incentive payout (after ComEd performance was determined) before applying his or her IPM, if applicable. Pursuant to the 2016 AIP, a pro-rated annual incentive award is payable, assuming the NEO’s IPM is 100%.

(2)	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	The Value of Unvested Equity Awards includes the following:
a.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2014-2016 performance share unit award. It is assumed the 2014, 2015 and 2016 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2016 of $35.49; and
b.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 30, 2016 of $35.49.
(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continues during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)

In 2009, the compensation committee adopted a policy that no future employment or severance agreements will provide for an excise tax gross-up payment. The SMSP as amended and restated on January 1, 2009 and CIC Employment Agreements that become effective after April 2009 will reduce the executive’s parachute payments to his or her safe harbor amount in order to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. Ms. Pramaggiore entered into a CIC Employment Agreement in 2011 that provides her with such a “best after-tax”

provision pursuant to which the company will reduce her parachute payments to her safe harbor amount if her after-tax benefits would be higher following such a reduction of payments. If her after-tax benefits would be higher without a reduction of her parachute payments to her safe harbor amount, the company will not reduce her payments and Ms. Pramaggiore will be responsible for paying the excise tax imposed under Section 4999 of the Internal Revenue Code.
(7)	The estimate of total payments and benefits is based on a December 31, 2016 termination date. Exelon has entered into change in control employment agreement with Ms. Pramaggiore. All other executives participate in the SMSP and severance benefits are determined pursuant to Section 5 of the Severance Plan.

Non-Employee Director Compensation

For their service as directors of the company in 2016, ComEd’s non-employee directors received the compensation that is shown in the following table and explained in the accompanying notes. Three directors who are employed by Exelon or ComEd (specifically, Mr. Christopher M. Crane, Mr. Denis P. O’Brien, and Ms. Pramaggiore) are not shown in the table and receive no additional compensation for their service as directors.

	Annual Board & Committee Retainers	Board & Committee Meeting Fees	All Other Compensation Note 1	Total
James W. Compton	$70,000	$8,000	$—	$78,000
A. Steven Crown	70,000	8,000	—	78,000
Nicholas DeBenedictis	—	8,000	—	8,000
Peter V. Fazio, Jr.	70,000	8,000	2,500	80,500
Michael H. Moskow	70,000	8,000	15,000	93,000
Jesse H. Ruiz	70,000	8,000	—	78,000

Total All Directors	350,000	$48,000	$17,500	$415,500

(1)	Values in this column represent the company’s matching portion of the director’s contribution to qualified educational institutions pursuant to Exelon’s matching Gift Plan described below in Other Compensation.

Fees Earned or Paid in Cash

Non-employee directors of the ComEd board receive an annual retainer of $70,000 paid quarterly in arrears. Mr. DeBenedictis as a member of the Exelon board of directors, did not receive this retainer. All non-employee directors receive $2,000 for each board or committee meeting attended whether in person or by means of teleconferencing or video conferencing equipment.

Deferred Compensation

Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan.

The ComEd board does not grant any type of equity.

Other Compensation

ComEd pays the cost of a director’s spouse or guest’s travel and meals when guests are invited to attend Exelon, ComEd or industry related events where guests are invited. The cost of such travel and meals is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to ComEd of providing travel for a director’s guest when he or she accompanies the director, and the only additional costs to ComEd are those for meals and other minor expenses and to reimburse the director for the taxes on the imputed income. For 2016 there was no incremental cost incurred by any members of the ComEd board.

Exelon has a matching gift program available to directors, officers and employees that matches their contributions to eligible not-for-profit organizations up to $15,000 per year for directors; $10,000 per year for senior officers; and up to $5,000 per year for other employees.

Beneficial Ownership

Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the directors or executive officers of ComEd hold any ComEd voting securities.

The following table shows the ownership of Exelon common stock as March 31, 2017 by (1) any director of ComEd, (2) each named executive officer of ComEd named in the Summary Compensation Table, and (3) all directors and executive officers of ComEd as a group.

No ComEd securities are authorized for issuance under equity compensation plans.

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E]
	Beneficially Owned Shares	Shares Held in Company Plans (Note 1)	Vested Stock Options and Options that Vest Within 60 days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock (Note 2)	Total Share Interest
Directors
James W. Compton	3,000	—	—	3,000	—	3,000
Christopher M. Crane	313,701	213,157	509,000	1,035,858	6,254	1,042,112
A. Steven Crown	—	—	—	—	15,250	15,250
Nicholas DeBenedictis	10,000	37,127	—	47,127	—	47,127
Peter V. Fazio, Jr	1,000	—	—	1,000	—	1,000
Michael H. Moskow	—	—	—	—	—	—
Denis P. O’Brien	98,648	61,464	230,700	390,812	6,008	396,820
Jess H. Ruiz	—	—	—	—	—	—
Named Officers
Anne R. Pramaggiore (3)	65,757	30,637	37,000	133,394	—	133,394
Joseph R. Trpik, Jr.	31,012	7,233	22,700	60,945	441	61,386
Terence R. Donnelly	48,404	11,038	21,000	80,442	1,953	82,395
Fidel Marquez, Jr.	23,114	7,233	15,000	45,347	137	45,484
Thomas S. O’Neill	17,104	20,071	37,600	74,775	2,522	77,297
John T. Anthony	6,771	12,539	13,000	32,310	2,959	35,269
Total
Directors & Executive Officers as a group (19 individuals)	673,832	417,115	911,000	2,001,947	38,775	2,040,722

(1)	The shares listed under Shares Held in Company Plans, Column [B], include directors’ deferred stock units, officers’ restricted stock units and deferred shares held in the Stock Deferral Plan.
(2)	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
(3)	Ms. Pramaggiore is also a director.